Exhibit 99.1
OPTICAL AND CARRIER ETHERNET,
BUSINESSES OF NORTEL NETWORKS CORPORATION
COMBINED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
AND THE YEARS ENDED DECEMBER 31, 2008 AND 2007

INDEX TO COMBINED FINANCIAL STATEMENTS

Independent Auditors’ Report	2
Combined Statements of Operations for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007	3
Combined Balance Sheets as of September 30, 2009 and December 31, 2008	4
Combined Statements of Changes in Invested Equity and Comprehensive Loss for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007	5
Combined Statements of Cash Flows for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007	6
Notes to Combined Financial Statements for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007	7

Independent Auditors’ Report
The Owners of
Optical and Carrier Ethernet, Businesses of Nortel Networks Corporation:
We have audited the accompanying combined balance sheets of Optical and Carrier Ethernet, Businesses of Nortel Networks Corporation (the Businesses) as of September 30, 2009 and December 31, 2008, and the related combined statements of operations, changes in invested equity and comprehensive loss and cash flows for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007. These combined financial statements are the responsibility of the Businesses management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Businesses internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Businesses as of September 30, 2009 and December 31, 2008, and the results of their operations and their cash flows for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007 in conformity with U.S. generally accepted accounting principles.
The accompanying combined financial statements have been prepared assuming that the Businesses will continue as a going concern. As discussed in Note 2 to the combined financial statements, the Businesses owner, Nortel Networks Corporation, and certain of its Canadian subsidiaries filed for creditor protection pursuant to the provisions of the Companies’ Creditors Arrangement Act; certain of Nortel Networks Corporation’s United States subsidiaries filed voluntary petitions seeking to reorganize under Chapter 11 of the United States Bankruptcy Code; certain of Nortel Networks Corporation’s subsidiaries in Europe, the Middle East and Africa made consequential filings under the Insolvency Act 1986 in the United Kingdom; and Nortel Networks Corporation’s Israeli subsidiaries made consequential filings under the Israeli Companies Law 1999. These conditions raise substantial doubt about Nortel Networks Corporation’s and the Businesses ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the combined financial statements. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.
As discussed in Note 4 to the combined financial statements, effective January 1, 2008, the Company changed its method of accounting for fair value measurements and the date at which it measures the funded status of its defined benefit pension plans and other postretirement plans.
/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
February 11, 2010

OPTICAL AND CARRIER ETHERNET, BUSINESSES OF NORTEL NETWORKS CORPORATION
(Under Creditor Protection Proceedings as of January 14, 2009 — Note 2)
Combined Statements of Operations

	Nine months ended	Years ended December 31,
	September 30, 2009	2008	2007
	(Millions of U.S. Dollars)

Revenues:
Products	$685	$1,194	$1,266
Services	113	166	171

Total revenues	798	1,360	1,437

Cost of revenues:
Products	442	852	841
Services	64	93	117

Total cost of revenues	506	945	958

Gross profit	292	415	479
Operating expenses:
Selling, general and administrative expense (Note 6)	149	214	215
Research and development expense	179	289	347
Amortization of intangible assets	1	1	2
Special charges (Note 8, 9)	—	27	26
Goodwill impairment (Note 7)	—	1,036	—
Other operating expense (income) — net (Note 6)	(3)	(4)	(3)

Total operating expenses	326	1,563	587

Operating loss	(34)	(1,148)	(108)
Other (expense) income — net (Note 6)	(19)	16	1

Loss from operations before reorganization items and income taxes	(53)	(1,132)	(107)
Reorganization items (Note 5)	(53)	—	—
Income tax expense (Note 10)	(23)	(24)	(19)

Net loss	$(129)	$(1,156)	$(126)

The accompanying notes are an integral part of these combined financial statements

OPTICAL AND CARRIER ETHERNET, BUSINESSES OF NORTEL NETWORKS CORPORATION
(Under Creditor Protection Proceedings as of January 14, 2009 — Note 2)
Combined Balance Sheets

	September 30, 2009	December 31, 2008
	(Millions of U.S. Dollars)

ASSETS
Current assets
Accounts receivable — net	$189	$280
Inventories — net	208	249
Other current assets (Note 6)	97	56

Total current assets	494	585

Plant and equipment — net	38	43
Other assets (Note 6)	12	28

Total assets	$544	$656

LIABILITIES AND INVESTED EQUITY
Current liabilities
Trade and other accounts payable	$21	$137
Payroll and benefit-related liabilities	34	26
Contractual liabilities	9	17
Restructuring liabilities	1	3
Other accrued liabilities (Note 6)	159	256

Total current liabilities	224	439

Other liabilities (Note 6)	9	20

Total long-term liabilities	233	459

Liabilities subject to compromise (Note 16)	119	—

Total liabilities	352	459

Commitments, guarantees and contingencies (Note 15)
Subsequent events (Notes 2 and 17)

INVESTED EQUITY
Net parent investment	195	207
Accumulated other comprehensive income (loss)	(3)	(10)

Total invested equity	192	197

Total liabilities and invested equity	$544	$656

The accompanying notes are an integral part of these combined financial statements

OPTICAL AND CARRIER ETHERNET, BUSINESSES OF NORTEL NETWORKS CORPORATION
(Under Creditor Protection Proceedings as of January 14, 2009 — Note 2)
Combined Statements of Changes in Invested Equity and Comprehensive Loss

		Accumulated
		Other	Total
	Net Parent	Comprehensive	Invested	Comprehensive
	Investment	Income (Loss)	Equity	Loss
	(Millions of U.S. Dollars)

Balance at January 1, 2007	$1,296	$—	$1,296
Net loss	(126)	—	(126)	$(126)
Foreign currency translation adjustment		10	10	10

Comprehensive loss:				$(116)

Contributions attributed to:
Corporate and shared employee overhead costs funded by Nortel	181	—	181
Tax transfers to Nortel	20	—	20
Share-based compensation costs funded by Nortel	7	—	7
Non-cash restructuring charges	6	—	6
Pension costs funded by Nortel	17	—	17
Other transfers — net	(137)	—	(137)

Balance at December 31, 2007	$1,264	$10	$1,274

Net loss	$(1,156)	$—	$(1,156)	$(1,156)
Foreign currency translation adjustment		(20)	(20)	(20)

Comprehensive loss:				$(1,176)

Contributions attributed to:
Corporate and shared employee overhead costs funded by Nortel	182	—	182
Tax transfers to Nortel	14	—	14
Share-based compensation costs funded by Nortel	9	—	9
Non-cash restructuring charges	9	—	9
Pension costs funded by Nortel	8	—	8
Other transfers — net	(123)	—	(123)

Balance at December 31, 2008	$207	$(10)	$197

Net loss	$(129)	$—	$(129)	$(129)
Foreign currency translation adjustment		7	7	7

Comprehensive loss:				$(122)

Contributions attributed to:
Corporate and shared employee overhead costs funded by Nortel	160	—	160
Tax transfers to Nortel	23	—	23
Share-based compensation costs funded by Nortel	7	—	7
Non-cash restructuring charges	13	—	13
Pension costs funded by Nortel	16	—	16
Reorganization costs funded by Nortel	4		4
Other transfers — net	(106)	—	(106)

Balance at September 30, 2009	$195	$(3)	$192

The accompanying notes are an integral part of these combined financial statements

OPTICAL AND CARRIER ETHERNET, BUSINESSES OF NORTEL NETWORKS CORPORATION
(Under Creditor Protection Proceedings as of January 14, 2009 — Note 2)
Combined Statements of Cash Flows

	Nine months ended	Years ended December 31,
	September 30, 2009	2008	2007
	(Millions of U.S. Dollars)
Cash flows from (used in) operating activities
Net loss	$(129)	$(1,156)	$(126)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	11	19	10
Intangible asset impairment	—	7	—
Goodwill impairment	—	1,036	—
Deferred income taxes	—	10	(1)
Corporate and shared employee overhead costs funded by Nortel	160	182	181
Tax transfers to Nortel	23	14	20
Reorganization costs funded by Nortel (Note 5)	4	—	—
Share-based compensation costs funded by Nortel	7	9	7
Non-cash restructuring charges	13	9	6
Pension costs funded by Nortel	16	8	17
Other non-cash — net	2	(11)	3
Change in operating assets and liabilities (Note 6)	—	20	44

Net cash from (used in) operating activities	107	147	161

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(1)	(24)	(24)

Net cash used in investing activities	(1)	(24)	(24)

Cash flows from (used in) financing activities
Other transfers — net	(106)	(123)	(137)

Net cash from (used in) financing activities	(106)	(123)	(137)

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

The accompanying notes are an integral part of these combined financial statements

OPTICAL AND CARRIER ETHERNET, BUSINESSES OF NORTEL NETWORKS CORPORATION
(Under Creditor Protection Proceedings as of January 14, 2009—Note 2)
Notes to Combined Financial Statements
(Millions of U.S. Dollars, unless otherwise stated)
1. Nature of operations and basis of presentation
Nortel Networks Corporation (“Nortel” or “NNC”) is a global supplier of end-to-end networking products and solutions serving both service providers and enterprise customers. Nortel’s technologies span access and core networks and support multimedia and business-critical applications. Nortel’s networking solutions consist of hardware, software and services. Nortel designs, develops, engineers, markets, sells, licenses, installs, services and supports these networking solutions worldwide. Nortel Networks Limited (“NNL”) is Nortel’s principal direct operating subsidiary and its results are consolidated into Nortel’s results.
The Optical and Carrier Ethernet businesses of Nortel (the “Businesses”) are businesses of Nortel that operate in Nortel, or certain of its direct and indirect legal subsidiaries throughout the world. The Businesses’ solutions are designed to deliver carrier-grade Ethernet transport capabilities focused on meeting customer needs for higher performance and lower cost for emerging video-intensive applications. The Optical and Carrier Ethernet portfolios include optical networking and carrier ethernet switching products. Nortel entered into creditor protection proceedings on January 14, 2009 and restructuring activities had an impact on the operations of the Businesses as discussed in Note 2.
Basis of presentation
The Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 852, “Reorganizations,” which is applicable to companies that have filed petitions under applicable bankruptcy code provisions and as a result of the Creditor Protection Proceedings (as defined in Note 2) is applicable to Nortel, generally does not change the manner in which financial statements are prepared. However, it does require that Nortel’s financial statements for periods subsequent to the filing of an applicable bankruptcy petition distinguish transactions and events that are directly associated with a reorganization from the ongoing operations of the business. Although, as described below, the Businesses do not constitute a legal entity that has filed under bankruptcy laws, certain of the Optical and Carrier Ethernet assets, liabilities, revenues and expenses are included in legal entities that are subject to the Creditor Protection Proceedings. The Businesses’ revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the Creditor Protection Proceedings must be reported separately as reorganization items in the statements of operations and cash flows. The balance sheets must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The Businesses adopted the provisions of ASC 852 effective on January 14, 2009 and have segregated those items outlined above for all reporting periods subsequent to such date, consistent with Nortel’s presentation. ASC 852 requires that the financial statements of a legal entity that has filed for bankruptcy protection include Debtor financial statements, as defined, as supplementary disclosure. These combined financial statements do not include such debtor financial statements as the Businesses do not constitute a legal entity that has filed under bankruptcy laws.
The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) from the consolidated financial statements and accounting records of Nortel using the historical results of operations and historical cost basis of the assets and liabilities of Nortel that comprise the Businesses. These combined financial statements have been prepared on a combined basis as the Businesses represent a portion of Nortel’s business and do not constitute a separate legal entity. The historical results of operations, financial position, and cash flows of the Businesses may not be indicative of what they would actually have been had the Businesses been a separate stand-alone entity, nor are they indicative of what the Businesses’ results of operations, financial position and cash flows may be in the future. The combined financial statements have been prepared solely for purposes of Nortel’s proposed sale of the Businesses to demonstrate the historical results of operations, financial position, and cash flows of the Businesses for the indicated periods under Nortel’s management and, accordingly, do not reflect the presentation and classification of the Businesses’ operations in the same manner as Nortel.
The accompanying combined financial statements only include assets and liabilities that are specifically identifiable with the Businesses. Costs directly related to the Businesses have been entirely attributed to the Businesses in the accompanying combined financial statements. The Businesses also receive services and support functions from Nortel. The Businesses’ operations are dependent upon Nortel’s ability to perform these services and support functions. The costs associated with these services and support functions have been allocated to the Businesses using methodologies primarily based on proportionate revenues or proportionate headcount of the Businesses compared to Nortel, which is considered to be most meaningful in the circumstances. These allocated costs are primarily related to corporate administrative expenses and reorganization costs, employee related costs including pensions and other benefits, for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing and product support, product development, customer support, treasury, facility and other corporate and infrastructural services. These allocated costs are recorded primarily in cost of revenues, research and development (“R&D”), and selling, general and administrative (“SG&A”) expenses in the combined statements of operations. Income taxes have been accounted for in these combined financial statements as described in Notes 3(f) and 10.

For each of Nortel’s businesses, Nortel used a centralized approach to cash management and financing of its operations. Central treasury activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and interest rate management. The financial systems of the Businesses were not designed to track certain balances and transactions at a business unit or product portfolio level. Accordingly, none of the cash or cash equivalents, debt or capital leases, including interest thereon, and hedging positions through which derivatives and other financial contracts are used at the Nortel corporate level have been reflected in these combined financial statements. All Nortel funding to the Businesses since inception has been accounted for as a capital contribution from Nortel and all cash remittances from the Businesses to Nortel have been accounted for as distributions to Nortel, including allocation of Nortel expenses and settlement of transactions with Nortel. In addition, the net parent investment represents Nortel’s interest in the recorded net assets of the Businesses and represents the cumulative net investment by Nortel in the Businesses through the dates presented and includes cumulative operating results, including other comprehensive loss.
Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Nortel and the Businesses to be a reasonable reflection of the utilization of services provided to or the benefit received by the Businesses during the periods presented. However, these assumptions and allocations are not necessarily indicative of the costs the Businesses would have incurred if it had operated on a standalone basis or as an entity independent of Nortel.
Going concern issues
The commencement of the Creditor Protection Proceedings raises substantial doubt as to whether Nortel, and therefore the Businesses, will be able to continue as a going concern. While the Debtors (as defined in Note 2) have filed for and been granted creditor protection, the combined financial statements continue to be prepared using the going concern basis, which assumes that the Businesses will be able to realize their respective assets and discharge their respective liabilities in the normal course of business for the foreseeable future. During the Creditor Protection Proceedings, and until the completion of any proposed divestitures or a decision to cease operations in certain countries is made, the Businesses continue to operate under the jurisdictions and orders of the applicable courts and in accordance with applicable legislation. The Businesses have continued to operate by renewing and seeking to grow business with existing customers, competing for new customers, continuing significant R&D investments, and ensuring the ongoing supply of goods and services through the supply chain in an effort to maintain or improve customer service and loyalty levels. The Businesses have also continued their focus on cost containment and cost reduction initiatives during this time. However, it is not possible to predict the outcome of the Creditor Protection Proceedings and, as such, the realization of assets and discharge of liabilities are each subject to significant uncertainty. If the going concern basis is not appropriate, adjustments will be necessary to the carrying amounts and/or classification of the Businesses’ assets and liabilities. Further, a court approved plan in connection with the Creditor Protection Proceedings could materially change the carrying amounts and classifications reported in the combined financial statements.
The combined financial statements do not purport to reflect or provide for the consequences of the Creditor Protection Proceedings. In particular, such combined financial statements do not purport to show: (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, all amounts that may be allowed for claims or contingencies, or the status and priority thereof, or the amounts at which they may ultimately be settled; (c) as to shareholders’ accounts, the effect of any changes that may be made in Nortel’s capitalization; or (d) as to operations, the effect of any changes that may be made in the Businesses.
2. Creditor protection proceedings
On January 14, 2009, after extensive consideration of all other alternatives, with the unanimous decision of the Board of Directors after thorough consultation with advisors, Nortel initiated creditor protection proceedings under the respective restructuring regimes of Canada, the U.S. and the United Kingdom (U.K.). Nortel’s affiliates based in Asia, including LG-Nortel Co. Ltd. (“LGN”), and in the CALA region, are not currently included in these proceedings.
On June 19, 2009 Nortel announced that it was advancing in discussions with external parties to sell its businesses. To date, Nortel has completed a number of divestitures including: (i) the sale of substantially all of its Code Division Multiple Access (“CDMA”) business and Long Term Evolution (“LTE”) Access assets to Telefonaktiebolaget LM Ericsson (“Ericsson”); (ii) the sale of substantially all of the assets of its Enterprise Solutions (“ES”) business globally, as well as the shares of Nortel Government Solutions Incorporated (“NGS”) and DiamondWare, Ltd. to Avaya Inc. (“Avaya”); and (iii) the sale of the assets of its Wireless Networks (“WN”) business associated with the development of Next Generation Packet Core network components (“Packet Core Assets”) to Hitachi, Ltd. (“Hitachi”). In addition, Nortel has completed bidding processes and received court approval in the U.S. and Canada for further divestitures including: (i) the planned sale of substantially all of the assets of the Businesses to Ciena Corp. (“Ciena”); and (ii) the planned sale of its Global System for Mobile communications (GSM)/GSM for Railways (GSM-R) business to Ericsson and Kapsch CarrierCom AG (“Kapsch”). See “Significant Business Divestitures” in this note 2 for further details on the divestiture of Nortel’s Optical Networking and Carrier Ethernet businesses.

Nortel has also decided to pursue the divestiture of its majority stake (50% plus 1 share) in LGN, the Korean joint venture with LG Electronics, Inc. (“LGE”) and has received court approval for a proposed sale process. Furthermore, Nortel has entered into a “stalking horse” and other agreements with GENBAND Inc. and established court approved bidding processes for the planned sale of substantially all of the assets of its Carrier VoIP and Application Solutions business.
Throughout the creditor protection process, Nortel has worked with its advisors and stakeholders to conduct the sales of businesses and other restructuring matters in a fair, efficient and responsible manner in order to maximize value for its creditors, and in almost all matters, resolution has been reached on a consensual basis. These activities have been and continue to be monitored closely by the courts, the Canadian Monitor, the U.K. Administrators, the U.S. Creditors’ Committee, the Bondholders Group (each as defined below) and other creditor groups.
Since determining in June 2009 that selling Nortel’s businesses was the best path forward, more than $2 billion in net proceeds have been generated through the completed sales of businesses. Additional proceeds will be received upon the completion of the previously announced sales of the Businesses and the GSM/GSM-R and CVAS businesses.
Nortel has been and continues to be focused on maximizing the value of its assets and securing the best possible outcome for its creditors, from employee groups to bondholders. Nortel continues to assess a range of restructuring alternatives in consultation with its legal and financial advisors with respect to the sale of its remaining assets while at the same time exploring other options in the event it cannot maximize value through sales transactions. To provide maximum flexibility Nortel has also completed the move to organizational standalone businesses in 2009.
Nortel has also established a streamlined structure that is enabling it to effectively continue to serve its customers, and also facilitate the sales of its businesses and integration processes with acquiring companies as well as continue with its restructuring activities. Nortel’s business units currently report to the Chief Restructuring Officer, Pavi Binning. The mergers and acquisitions teams continue their work under the Chief Strategy Officer, George Riedel. These leaders report to the NNC and NNL Boards of Directors and the Canadian Monitor.
Nortel Business Services (“NBS”) was also established and is currently led by Christopher Ricaurte, Senior Vice President Finance and NBS, reporting to the NNC and NNL Boards of Directors and the Canadian Monitor. NBS continues to provide global transitional services to purchasers of Nortel’s businesses, in fulfillment of contractual obligations under transitional service agreements (“TSAs”). These services include maintenance of customer and network service levels during the integration process, and providing the expertise in finance, supply chain management, information technology, R&D, human resources and real estate necessary for the orderly and successful transition of businesses to purchasers over a period of 12 to 24 months. NBS is also focused on maximizing the recovery of Nortel’s accounts receivables, inventory and real estate assets.
A core Corporate Group was also established and is currently led by John Doolittle, Senior Vice President Finance and Corporate Services, reporting to the NNC and NNL Boards of Directors and the Canadian Monitor. The Corporate Group is currently focused on a number of key actions including the completion of announced sales and the sale of remaining businesses and assets, as well as exploring strategic alternatives to maximize the value of Nortel’s intellectual property. The Corporate Group is also responsible for ongoing restructuring matters including the creditor claims process, planning toward conclusion of the CCAA Proceedings and Chapter 11 Proceedings (each as defined below) and distributions to creditors. The Corporate Group also continues to provide administrative and management support to Nortel’s affiliates around the world.
CCAA Proceedings
On January 14, 2009 (“Petition Date”), Nortel, NNL and certain other Canadian subsidiaries (“Canadian Debtors”) obtained an initial order from the Canadian Court for creditor protection for 30 days, pursuant to the provisions of the Companies’ Creditors Arrangement Act (“CCAA”), which has since been extended to April 23, 2010 and is subject to further extension by the Canadian Court (“CCAA Proceedings”). There is no guarantee that the Canadian Debtors will be able to obtain court orders or approvals with respect to motions the Canadian Debtors may file from time to time to extend further the applicable stays of actions and proceedings against them. Pursuant to the initial order, the Canadian Debtors received approval to continue to undertake various actions in the normal course in order to maintain stable and continuing operations during the CCAA Proceedings.
Under the terms of the initial order, Ernst & Young Inc. was named as the court-appointed monitor under the CCAA Proceedings (“Canadian Monitor”). The Canadian Monitor has reported and will continue to report to the Canadian Court from time to time on the Canadian Debtors’ financial and operational position and any other matters that may be relevant to the CCAA Proceedings. In addition, the Canadian Monitor may advise and, to the extent required, assist the Canadian Debtors on matters relating to the Creditor Protection Proceedings. On August 14, 2009, the Canadian Court approved an order that permits the Canadian Monitor to take on an enhanced role with respect to the oversight of the business, sales processes, claims processes and other restructuring activities under the CCAA Proceedings.

As a consequence of the CCAA Proceedings, generally, all actions to enforce or otherwise effect payment or repayment of liabilities of any Canadian Debtor preceding the Petition Date and substantially all pending claims and litigation against the Canadian Debtors and their officers and directors have been stayed until April 23, 2010, or such further date as may be ordered by the Canadian Court. In addition, the CCAA Proceedings have been recognized by the U.S. Court as “foreign proceedings” pursuant to the provisions of Chapter 15 of the U.S. Bankruptcy Code, giving effect in the U.S. to the stay granted by the Canadian Court. A cross-border court-to-court protocol (as amended) has also been approved by the U.S. Court and the Canadian Court. This protocol provides the U.S. Court and the Canadian Court with a framework for the coordination of the administration of the Chapter 11 Proceedings (as defined below) and the CCAA Proceedings on matters of concern to both courts.
Chapter 11 Proceedings
Also on the Petition Date, Nortel Networks Inc. (“NNI”), Nortel Networks Capital Corporation and certain other of Nortel’s U.S. subsidiaries (“U.S. Debtors”), other than Nortel Networks (CALA) Inc. (“NNCI”), filed voluntary petitions under Chapter 11 with the U.S. Court (“Chapter 11 Proceedings”). The U.S. Debtors received approval from the U.S. Court for a number of motions enabling them to continue to operate their businesses generally in the ordinary course. Among other things, the U.S. Debtors received approval to continue paying employee wages and certain benefits in the ordinary course; to generally continue their cash management system, including approval of a revolving loan agreement between NNI as lender and NNL as borrower with an initial advance to NNL of $75, to support NNL’s ongoing working capital and general corporate funding requirements; and to continue honoring customer obligations and paying suppliers for goods and services received on or after the Petition Date. On July 14, 2009, NNCI, a U.S. based subsidiary that operates in the CALA region, also filed a voluntary petition for relief under Chapter 11 in the U.S. Court and thereby became one of the U.S. Debtors subject to the Chapter 11 Proceedings. On July 17, 2009, the U.S. Court entered an order of joint administration that provided for the joint administration of NNCI’s case with the pre-existing cases of the other U.S. Debtors.
As required under the U.S. Bankruptcy Code, on January 22, 2009, the United States Trustee for the District of Delaware appointed an official committee of unsecured creditors, which currently includes The Bank of New York Mellon, Flextronics Corporation, Airvana, Inc., Pension Benefit Guaranty Corporation and Law Debenture Trust Company of New York (“U.S. Creditors’ Committee”). The U.S. Creditors’ Committee has the right to be heard on all matters that come before the U.S. Court with respect to the U.S. Debtors. There can be no assurance that the U.S. Creditors’ Committee will support the U.S. Debtors’ positions on matters to be presented to the U.S. Court. In addition, a group purporting to hold substantial amounts of Nortel’s publicly traded debt has organized (“Bondholder Group”). Nortel’s management and the Canadian Monitor have met with the Bondholder Group and its advisors to provide status updates and share information with them that has been shared with other major stakeholders. Disagreements between the Debtors and the U.S. Creditors’ Committee and the Bondholder Group could protract and negatively impact the Creditor Protection Proceedings (as defined below), and the Debtors’ ability to operate.
On December 8, 2009, Nortel announced that NNI has entered into an agreement with John Ray who has been appointed as an officer of NNI and will fill the role of principal officer for the U.S. Debtors and will work with Nortel management, the Canadian Monitor, the U.K. Administrators (as defined below) and various retained advisors, in monitoring and providing oversight of the conduct of the businesses of the U.S. Debtors in relation to various matters in connection with the Chapter 11 Proceedings. This appointment was approved by the U.S. Court on January 6, 2009.
As a consequence of the commencement of the Chapter 11 Proceedings, generally, all actions to enforce or otherwise effect payment or repayment of liabilities of any U.S. Debtor preceding the Petition Date and substantially all pending claims and litigation against the U.S. Debtors have been automatically stayed for the pendency of the Chapter 11 Proceedings (absent any court order lifting the stay). In addition, the U.S. Debtors applied for and obtained an order in the Canadian Court recognizing the Chapter 11 Proceedings in the U.S. as “foreign proceedings” in Canada and giving effect, in Canada, to the automatic stay under the U.S. Bankruptcy Code.
Administration Proceedings
Also on the Petition Date, certain of Nortel’s EMEA subsidiaries (“EMEA Debtors”) made consequential filings and each obtained an administration order from the High Court of England and Wales (“English Court”) under the Insolvency Act 1986 (“U.K. Administration Proceedings”). The filings were made by the EMEA Debtors under the provisions of the European Union’s Council Regulation (EC) No 1346/2000 on Insolvency Proceedings (“EC Regulation”) and on the basis that each EMEA Debtor’s center of main interests was in England. Under the terms of the orders, a representative of Ernst & Young LLP (in the U.K.) and a representative of Ernst & Young Chartered Accountants (in Ireland) were appointed as joint administrators with respect to the EMEA Debtor in Ireland, and representatives of Ernst & Young LLP were appointed as joint administrators for the other EMEA Debtors (collectively, “U.K. Administrators”) to manage each of the EMEA Debtors’ affairs, business and property under the jurisdiction of the English Court and in accordance with the applicable provisions of the Insolvency Act 1986. The Insolvency Act 1986 provides for a moratorium during which creditors may not, without leave of the English Court or consent of the U.K. Administrators, wind up the company, enforce security, or commence or progress legal proceedings. All of Nortel’s operating EMEA subsidiaries except those in the following countries are included in the U.K. Administration Proceedings: Nigeria, Russia, Ukraine, Israel, Norway, Switzerland, South Africa and Turkey.

The U.K. Administration Proceedings in relation to NNUK have been recognized by the U.S. Court as “foreign main proceedings” pursuant to the provisions of Chapter 15 of the U.S. Bankruptcy Code, giving effect in the U.S. to the moratorium provided by the Insolvency Act 1986.
Certain of Nortel’s Israeli subsidiaries (“Israeli Debtors”) have commenced separate creditor protection proceedings in Israel (“Israeli Administration Proceedings”). On January 19, 2009, an Israeli court (“Israeli Court”) appointed administrators over the Israeli Debtors (“Israeli Administrators”). The orders of the Israeli Court provide for a “stay of proceedings” in respect of the Israeli Debtors whose creditors are prevented from taking steps against the companies or their assets and which, subject to further orders of the Israeli Court, remains in effect during the Israeli Administration Proceedings. Under Israeli law, the Israeli Administration Proceedings are usually ended with either a scheme of arrangement, which returns an Israeli Debtor to solvency, or a liquidation. On November 24, 2009, the Israeli Court approved a scheme of arrangement for both Israeli Debtors but resolved in a subsequent application to extend the appointment of the Israeli Administrators with respect to Nortel Networks Israel (Sales and Marketing) Limited (in administration) and provide the Israeli Administrators with the same scope of responsibilities and authorities granted to them under the stay proceedings order. In light of the above, Nortel Networks Israel (Sales and Marketing) Limited (in administration) remained subject to administration proceedings and still considered as an Israeli Debtor. The Israeli Administration Proceedings with respect to Nortel Communications Holdings (1997) Limited ended as of December 3, 2009.
On May 28, 2009, at the request of the U.K. Administrators of NNSA, the Commercial Court of Versailles, France (“French Court”) ordered the commencement of secondary proceedings in respect of NNSA (“French Secondary Proceedings”). The secondary proceedings consist of liquidation proceedings during which NNSA continued to operate as a going concern for an initial period of three months. On August 20, 2009, the French Court extended the secondary proceedings until November 28, 2009. In accordance with the EC Regulation, the U.K. Administration Proceedings remain the main proceedings in respect of NNSA although a French administrator (“French Administrator”) and a French liquidator (“French Liquidator”) have been appointed and are in charge of the day-to-day affairs and continuing business of NNSA in France. On October 1, 2009, pursuant to a motion filed by the U.K. Administrators, the French Court approved an order to: (i) suspend the liquidation operations relating to the sale of the assets and/or businesses of NNSA for a renewable period of two months; (ii) authorize the continuation of the business of NNSA so long as the liquidation operations are suspended; and (iii) maintain the powers of the French Administrator and French Liquidator during the suspension period, except with respect to the sale of assets and/or businesses of NNSA. On November 30, 2009, the French Court approved an order to extend the aforementioned suspension for a further period of three months, and authorized the continuation of the business of NNSA during that period.
The current Canadian Debtors, U.S. Debtors, EMEA Debtors and Israeli Debtors are together referred to as the Debtors; the CCAA Proceedings, the Chapter 11 Proceedings, the U.K. Administration Proceeding, the Israeli Administration Proceedings and the French Secondary Proceedings are together referred to as the Creditor Protection Proceedings.
Optical and Carrier Ethernet Business Divestiture
On October 7, 2009, NNC announced that it, NNL, and certain of its other subsidiaries, including NNI and NNUK, had entered into a “stalking horse” asset sale agreement with Ciena for its North American, CALA and Asian Optical Networking and Carrier Ethernet businesses, and an asset sale agreement with Ciena for the EMEA portion of its Optical Networking and Carrier Ethernet businesses for a purchase price of $390 in cash to Nortel, subject to purchase price adjustments under certain circumstances, and 10 million shares of Ciena common stock. These agreements include the planned sale of substantially all the assets of Nortel’s Optical Networking and Carrier Ethernet businesses globally. This sale required a court-approved “stalking horse” sale process under Chapter 11 that allowed other qualified bidders to submit higher or otherwise better offers. Bidding procedures were approved by the U.S. Court and Canadian Court on October 15, 2009. On November 22, 2009, in accordance with court approved procedures, Nortel concluded a successful auction for the sale of these assets and executed formal sale agreements dated November 24, 2009 with Ciena, who emerged as the successful bidder agreeing to pay $530 in cash, plus $239 principal amount of convertible notes due June 2017, subject to certain post-closing purchase price adjustments. At a joint hearing on December 2, 2009, Nortel obtained U.S. Court and Canadian Court approvals for the sale to Ciena.
The U.K. Administrators have the authority, without further court approval, to enter into the EMEA asset sale agreement on behalf of each of the EMEA Debtors. In some EMEA jurisdictions, this transaction is subject to compliance with information and consultation obligations with employee representatives prior to finalization of the terms of the sale.
In addition to the processes and approvals outlined above, consummation of the transaction is subject to the satisfaction of regulatory and other conditions and the receipt of various approvals, including governmental approvals in Canada and the United States and the approval of the courts in France and Israel.

The related Optical Networking and Carrier Ethernet business assets and liabilities have been classified as held for sale beginning as of the fourth quarter in fiscal 2009 in the consolidated financial statements of Nortel. Nortel determined that the fair value, determined by way of the anticipated proceeds on disposition, less estimated costs to sell exceeds the carrying value of the Optical Networking and Carrier Ethernet assets and liabilities and therefore no impairment is expected on the reclassification of these assets to held for sale.
In connection with the planned sale of the Businesses, subject to completion of the divestiture, at closing, Nortel will enter into a TSA with Ciena pursuant to which Nortel will agree to provide certain transition services for a period of up to 24 months (up to 12 months in certain jurisdictions in EMEA) after closing of the transaction.
Business Operations
During the Creditor Protection Proceedings, and until the completion of any further proposed divestitures or a decision to cease operations in certain countries is made, the businesses of the Debtors continue to operate under the jurisdictions and orders of the applicable courts and in accordance with applicable legislation. Nortel has continued to engage with its existing customer base in an effort to maintain delivery of products and services, minimize interruptions as a result of the Creditor Protection Proceedings and Nortel’s divestiture efforts and resolve any interruptions in a timely manner. At the beginning of the proceedings, Nortel established a senior procurement team, along with appropriate advisors, to address supplier issues and concerns as they arose to ensure ongoing supply of goods and services and minimize any disruption in its global supply chain. This procedure continues to function effectively and any supply chain issues are being dealt with on a timely basis.
Contracts
Under the U.S. Bankruptcy Code, the U.S. Debtors may assume, assume and assign, or reject certain executory contracts including unexpired leases, subject to the approval of the U.S. Court and certain other conditions. Pursuant to the initial order of the Canadian Court, the Canadian Debtors are permitted to repudiate any arrangement or agreement, including real property leases. Any reference to any such agreements or instruments and to termination rights or a quantification of Nortel’s obligations under any such agreements or instruments is qualified by any overriding rejection, repudiation or other rights the Debtors may have as a result of or in connection with the Creditor Protection Proceedings. The administration orders granted by the English Court do not give any similar unilateral rights to the U.K. Administrators. The U.K. Administrators and in the case of NNSA, the French Administrator and the French Liquidator, decide in each case whether an EMEA Debtor should continue to perform under an existing contract on the basis of whether it is in the interests of that administration to do so. Claims may arise as a result of a Debtor rejecting, repudiating or no longer continuing to perform under any contract or arrangement, which claims would usually be unsecured. Since the Petition Date, the Debtors have assumed and rejected or repudiated various contracts, including real property leases and commercial agreements. The Debtors will continue to review other contracts throughout the Creditor Protection Proceedings.
Creditor Protection Proceeding Claims
On August 4, 2009, the U.S. Court approved the establishment of a claims process in the U.S. for claims that arose prior to the Petition Date. Under this claims process, proof of claims, except in relation to NNCI had to be received by the U.S. Claims Agent, Epiq Bankruptcy Solutions, LLC (“Epiq”), by no later than 4:00 p.m. (Eastern Time) on September 30, 2009 (subject to certain exceptions as provided in the order establishing the claims bar date). For claims in relation to NNCI, on December 2, 2009, the U.S. Court approved the establishment of 4:00 p.m. (Eastern Time) on January 25, 2010 as the deadline for receipt by Epiq of proof of claims against NNCI (subject to certain exceptions as provided in the order establishing the claims bar date).
On July 30, 2009, Nortel announced that the Canadian Court approved the establishment of a claims process in Canada in connection with the CCAA Proceedings. Under this claims process, subject to certain exceptions, proof of claims for claims arising prior to the Petition Date, had to be received by the Canadian Monitor, by no later than September 30, 2009. This claims notification deadline does not apply to certain claims, including most inter-company claims as between the Canadian Debtors themselves or as between any of the Canadian Debtors and their direct or indirect subsidiaries and affiliates (other than joint ventures), compensation claims by current or former employees or directors of any of the Canadian Debtors, and claims of current or former directors or officers for indemnification and/or contribution, for which claims notification deadlines have yet to be set by the Canadian Court. Proof of claims for claims arising on or after the Petition Date as a result of the restructuring, termination, repudiation or disclaimer of any lease, contract or other agreement or obligation must be received by the Canadian Monitor by the later of September 30, 2009 and 30 days after a proof of claims package has been sent by the Canadian Monitor to the person in respect of such claim.
In relation to NNSA, claims had to be submitted to the French Administrator and the French Liquidator no later than August 12, 2009 with respect to French creditors and October 12, 2009 with respect to foreign creditors.

In relation to the Israeli Debtors, the Israeli Court determined that claims had to be submitted to the Israeli Administrators by no later than July 26, 2009. Other than as set forth above with respect to NNSA, no outside date for the submission of claims has been established in connection with U.K. Administration Proceedings.
The combined financial statements for the nine months ended September 30, 2009 do not include the effects of any current or future claims relating to the Creditor Protection Proceedings. Certain claims filed may have priority over those of the Debtors’ unsecured creditors. Currently, except as otherwise disclosed, it is not possible to determine the extent of claims filed and to be filed, whether such claims will be disputed and whether they will be subject to discharge or disallowance in the Creditor Protection Proceedings. It is also not possible at this time to determine whether to establish any additional liabilities in respect of claims. The Debtors are reviewing all claims filed and are beginning the claims reconciliation process. Differences between claim amounts identified by the Debtors and claims filed by creditors will be investigated and resolved in connection with the claims reconciliation process or, if necessary, the relevant court will make the final determination as to the amount, nature and validity of claims. The aggregate amount of claims will likely exceed the amount that ultimately will be allowed by the relevant courts. Certain claims may be duplicative (particularly given the multiple jurisdictions involved in the Creditor Protection Proceedings), based on contingencies that have not occurred, or may be otherwise overstated, and would therefore be invalid. The determination of how liabilities will ultimately be settled and treated cannot be made until each of the relevant courts approve a plan and in light of the number of creditors of the Debtors, the claims resolution process may take considerable time to complete.
Interim and Final Funding and Settlement Agreements
Historically, Nortel has deployed its cash through a variety of intercompany borrowing and transfer pricing arrangements to allow it to operate on a global basis and to allocate profits and losses, and certain costs, among the corporate group. In particular, the Canadian Debtors have continued to allocate profits and losses, and certain costs, among the corporate group through transfer pricing agreement payments (“TPA Payments”). Other than one $30 payment made by NNI to NNL in respect of amounts that Nortel believes are owed in connection with the transfer pricing agreement, TPA Payments had been suspended since the Petition Date. However, the Canadian Debtors and the U.S. Debtors, with the support of the U.S. Creditors’ Committee and the Bondholder Group, as well as the EMEA Debtors (other than NNSA) entered into an Interim Funding and Settlement Agreement (“IFSA”) dated June 9, 2009 under which NNI paid $157 to NNL, in four installments during the period ended September 30, 2009 in full and final settlement of TPA Payments for the period from the Petition Date to September 30, 2009. A portion of this funding may be repayable by NNL to NNI in certain circumstances. The IFSA was approved by the U.S. Court and Canadian Court on June 29, 2009 and on June 23, 2009, the English Court confirmed that the U.K. Administrators were at liberty to enter into the IFSA on behalf of each of the EMEA Debtors (except for NNSA which was authorized to enter into the IFSA by the French Court on July 7, 2009). NNSA acceded to the IFSA on September 11, 2009.
On December 23, 2009, Nortel announced it, NNL, NNI, and certain of its other Canadian and U.S. subsidiaries that have filed for creditor protection in Canada or the U.S., have entered into a Final Canadian Funding and Settlement Agreement (“FCFSA”). The FCFSA provides, among other things, for the settlement of certain intercompany claims, including in respect of amounts determined to be owed by NNL to NNI under Nortel’s transfer pricing arrangements for the years 2001 through 2005. As part of the settlement, NNL has agreed to the establishment of a pre-filing claim in favor of NNI in the CCAA Proceedings in the net amount of approximately $2.1 billion (“FCFSA Claim”), which claim will not be subject to any offset. The FCFSA also provides that NNI will pay to NNL approximately $190 over the course of 2010, which amount includes the contribution of NNI and certain U.S. affiliates towards certain estimated costs to be incurred by NNL on their behalf for the duration of the Creditor Protection Proceedings. The FCFSA also provides for the allocation of certain other anticipated costs to be incurred by the parties, including those relating to the divestiture of Nortel’s various businesses.
On January 21, 2010 Nortel obtained approvals from the Canadian Court and the US Court for the FCFSA and the creation and allowance of the FCFSA Claim. In addition, Nortel obtained various other approvals from the Canadian Court and US Court including authorization for NNL and NNI to enter into advance pricing agreements with the U.S. and Canadian tax authorities to resolve certain transfer pricing issues, on a retrospective basis, for the taxable years 2001 through 2005, which is a condition of the FCFSA.
In addition, in consideration for a settlement payment of $37.5, the United States Internal Revenue Service (“IRS”) has agreed to release all of its claims against NNI and other members of NNI’s consolidated tax group for the years 1998 through 2008. As a result of this settlement, the IRS has agreed to withdraw its proof of claim against NNI in the amount of approximately $3.0 billion. This settlement is a condition of the FCFSA and was approved by the US Court on January 21, 2010.

APAC Debt Restructuring Agreement
As a consequence of the Creditor Protection Proceedings, certain amounts of intercompany payables to certain Nortel subsidiaries (“APAC Agreement Subsidiaries”) in the Asia-Pacific (“APAC”) region as of the Petition Date became impaired. To enable the APAC Agreement Subsidiaries to continue their respective business operations and to facilitate any potential divestitures, the Debtors (other than NNSA) entered into an Asia Restructuring Agreement (“APAC Agreement”). Under the APAC Agreement, the APAC Agreement Subsidiaries will pay a portion of certain of the APAC Agreement Subsidiaries’ net intercompany debt outstanding as of the Petition Date (“Pre-Petition Intercompany Debt”) and the Canadian Debtors, the U.S. Debtors and the EMEA Debtors (including NNSA to the extent it elects to participate in the APAC Agreement) have initially received approximately $15, $18, and $15, respectively, in aggregate. A further portion of the Pre-Petition Intercompany Debt will be repayable in monthly amounts but only to the extent of such APAC Agreement Subsidiary’s net cash balance, and subject to certain reserves and provisions. The remainder of each APAC Agreement Subsidiary’s Pre-Petition Intercompany Debt will be subordinated and postponed to the prior payment in full of such APAC Agreement Subsidiary’s liabilities and obligations. NNSA acceded to the APAC Agreement on December 17, 2009. All required court approvals have been obtained in the U.S. and Canada; however, implementation of the APAC Agreement for certain parties in other jurisdictions remains subject to receipt of outstanding regulatory approvals.
Flextronics
On January 14, 2009, Nortel announced that NNL had entered into an amendment to arrangements (“Amending Agreement”) with a major supplier, Flextronics Telecom Systems, Ltd. (“Flextronics”). Under the terms of the amendment, NNL agreed to commitments to purchase $120 of existing inventory by July 1, 2009 and to make quarterly purchases of other inventory, and to terms relating to payment and pricing. Approximately $37 of this total commitment is related to the Businesses and is subject to finalization. Flextronics had notified Nortel of its intention to terminate certain other arrangements upon 180 days’ notice (in July 2009) pursuant to the exercise by Flextronics of its contractual termination rights, while the other arrangements between the parties will continue in accordance with their terms. Following subsequent negotiations, Nortel has resolved all ongoing disputes and issues relating to the interpretation of the Amending Agreement and has confirmed, among other things, its obligation to purchase inventory in accordance with existing plans of record of $25. In addition, one of the supplier agreements with Flextronics was not terminated on July 12, 2009, as originally referenced in the Amending Agreement, but instead has been extended to December 12, 2009, with a further extension for certain products to July 2010. Flextronics is a significant supplier to the Businesses and is also a supplier to several of Nortel’s other businesses.
Nortel and Flextronics have entered into an agreement dated November 20, 2009, which was approved by the Canadian Court and U.S. Court on December 2, 2009, that, among other things, provides a mechanism for the transfer of the Nortel supply relationship to interested parties, being the purchasers of Nortel’s other businesses or assets, on terms and conditions described in the agreement. In addition, this latest agreement serves to resolve certain receivable amounts from and payable amounts due to Flextronics. A portion of these receivable and payable amounts are related to the Businesses, the accounting for which will be addressed in the period subsequent to September 30, 2009.
Workforce Reductions; Employee Compensation Program Changes
On February 25, 2009, Nortel announced a workforce reduction plan intended to reduce its global workforce by approximately 5,000 net positions. During the nine months ended September 30, 2009, Nortel commenced and continued to implement these reductions, in accordance with local country legal requirements, including those that impact the Business. During the nine months ended September 30, 2009, Nortel, including the Businesses, undertook additional workforce reduction activities. Given the Creditor Protection Proceedings, Nortel, and therefore the Businesses, has discontinued all remaining activities under its previously announced restructuring plans as of the Petition Date. For further information, refer to Notes 8 and 9. In addition, Nortel has taken and expects to take further, ongoing workforce and other cost reduction actions as it works through the Creditor Protection Proceedings.
Nortel also announced on February 25, 2009 several changes to its employee compensation programs. Upon the recommendation of management, its Board of Directors approved no payment of bonuses under the Nortel Networks Limited Annual Incentive Plan (AIP) for 2008. Nortel has continued its AIP in 2009 for all eligible full- and part-time employees. The AIP has been modified to permit quarterly rather than annual award determinations and payouts, if any. This has provided a more immediate incentive for employees upon the achievement of critical shorter-term objectives. Where required, Nortel has obtained court approvals for retention and incentive compensation plans for certain key eligible employees deemed essential to the business during the Creditor Protection Proceedings and Nortel has since implemented such plans.
On February 10, 2010, Nortel announced that it was seeking approval of the U.S. Court and Canadian Court for an employee plan that is designed to retain personnel at all levels of Corporate Group and NBS critical to complete Nortel’s remaining work (“Employee Plan”). The Employee Plan was developed in consultation with independent expert advisors taking into account the availability of more stable and competitive employment opportunities available to these employees elsewhere. The Employee Pan is supported by the Canadian Monitor, U.S. Creditors’ Committee and the Bondholders Group. Representative counsel to former Canadian employees has been advised of the Employee Plan. The purchasers have required that Nortel retain key employees around the world to ensure that the transition to them of the acquired businesses is as effective and efficient as possible.

On February 27, 2009, Nortel obtained Canadian Court approval to terminate its equity-based compensation plans (the Nortel 2005 Stock Incentive Plan, As Amended and Restated (“2005 SIP”), the Nortel Networks Corporation 1986 Stock Option Plan, As Amended and Restated (“1986 Plan”) and the Nortel Networks Corporation 2000 Stock Option Plan (“2000 Plan”)) and certain equity plans assumed in prior acquisitions, including all outstanding equity under these plans (stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and performance stock units (“PSUs”)), whether vested or unvested. Nortel sought this approval given the decreased value of Nortel’s common shares (“NNC common shares”) and the administrative and associated costs of maintaining the plans to Nortel as well as the plan participants. See Note 13 for additional information about Nortel’s share-based compensation plans.
3. Significant accounting policies
(a) Principles of combination
The combined financial statements include the global historical assets, liabilities and operations of the Businesses. All significant transactions and balances between operations within the Businesses have been eliminated in combination. All significant transactions between the Businesses and other Nortel businesses are included in these combined financial statements and are disclosed as related party transactions in Note 14. All transactions between the Businesses and Nortel are considered to be effectively settled through the net parent investment at the time the transactions are recorded.
In 2005, Nortel entered into a joint venture, LGN, with LG Electronics Inc. (“LGE”) which offers telecommunications and networking solutions to customers in the Republic of Korea and other markets globally. In exchange for a cash contribution paid to LGE, Nortel received 50% plus one share in the equity of LGN. Nortel’s investment in this joint venture and other joint ventures are excluded from the Businesses’ combined financial statements. However, transactions between the Businesses and LGN are reflected in these combined financial statements and disclosed as related party transactions in Note 14.
(b) Use of estimates
The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Businesses make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used when accounting for items and matters such as revenue recognition and accruals for losses on contracts, allowances for uncollectible accounts receivable, inventory provisions and outsourced manufacturing related obligations, product warranties, estimated useful lives of intangible assets and plant and equipment, asset valuations, impairment and recoverability assessments, employee benefits including pensions and share-based compensation, taxes and related valuation allowances and provisions, restructuring and other provisions, contingencies and allocations of various expenses that have historically been incurred by the Businesses.
(c) Translation of foreign currencies
The Businesses’ combined financial statements are presented in U.S. Dollars. The financial statements of the Businesses’ operations whose functional currency is not the U.S. Dollar are translated into U.S. Dollars at the exchange rates in effect at the balance sheet dates for assets and liabilities, and at average rates for the period for revenues and expenses. The unrealized translation gains and losses on the net investment in these foreign operations are accumulated as a component of other comprehensive income (loss).
The financial statements of operations where the functional currency is the U.S. Dollar but where the underlying transactions are in a different currency are translated into U.S. Dollars at the exchange rate in effect at the balance sheet date with respect to monetary assets and liabilities. Non-monetary assets and liabilities of these operations, and related amortization and depreciation expenses, are translated at the historical exchange rate. Revenues and expenses, other than amortization and depreciation, are translated at the average rate for the period in which the transaction occurred. The applicable gain/loss from foreign currency remeasurement has been allocated to these combined financial statements proportionate based on revenue (for revenue generating entities) or selling, general, and administrative expense (for non-revenue generating entities). The allocated gain/loss from foreign currency remeasurement is included in other income (expense) in the combined statements of operations.
(d) Revenue recognition
The Businesses’ products and services are generally sold pursuant to a contract and the terms of the contract, taken as a whole, determine the appropriate revenue recognition models to be applied. Product revenue includes revenue from arrangements that include services such as installation, engineering and network planning where the services could not be separated from the arrangement because the services are essential or fair value could not be established. Where services are not bundled with product sales, services revenue is reported separately in the combined statements of operations.

Depending on the terms of the contract and types of products and services sold, the Businesses recognize revenue under SEC Staff Accounting Bulletin (“SAB”) 104, which is now codified as ASC 605-10 (“ASC 605-10”), American Institute of Certified Public Accountants Statement of Position (“SOP”) 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” which is now codified as ASC 605-35 (“ASC 605-35”), SOP 97-2 which is now codified as ASC 985-605, “Software Revenue Recognition” (“ASC 985-605”) and FASB Emerging Issues Task Force (“EITF”) 00-21 which is now codified as ASC 605-25, “Revenue Arrangements with Multiple Deliverables” (“ASC 605-25”). Revenues are reduced for returns, allowances, rebates, discounts and other offerings in accordance with the agreement terms.
The Businesses regularly enter into multiple contractual agreements with the same customer. These agreements are reviewed to determine whether they should be evaluated as one arrangement in accordance with ASC 985-605. For arrangements with multiple deliverables entered into after June 30, 2003, where the deliverables are governed by more than one authoritative accounting standard, the Businesses apply ASC 605-25 and evaluate each deliverable to determine whether it represents a separate unit of accounting based on the following criteria: (a) whether the delivered item has value to the customer on a stand-alone basis , (b) whether there is objective and reliable evidence of the fair value of the undelivered item(s), and (c) if the contract includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in control of the Businesses.
If objective and reliable evidence of fair value exists for all units of accounting in the arrangement, revenue is allocated to each unit of accounting or element based on relative fair values. In situations where there is objective and reliable evidence of fair value for all undelivered elements, but not for delivered elements, the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of revenue allocated to delivered elements equals the total arrangement consideration less the aggregate fair value of any undelivered elements. Each unit of accounting is then accounted for under the applicable revenue recognition guidance. So long as elements otherwise governed by separate authoritative accounting standards cannot be treated as separate units of accounting under the guidance in ASC 605-25, the elements are combined into a single unit of accounting for revenue recognition purposes. In this case, revenue allocated to the unit of accounting is deferred until all combined elements have been delivered or, once there is only one remaining element to be delivered, based on the revenue recognition guidance applicable to the last delivered element within the unit of accounting.
For arrangements that include hardware and software where software is considered more than incidental to the hardware, provided that the software is not essential to the functionality of the hardware and the hardware and software represent separate units of accounting, revenue related to the software element is recognized under ASC 985-605 and revenue related to the hardware element is recognized under ASC 605-35 or ASC 605-10. For arrangements where the software is considered more than incidental and essential to the functionality of the hardware, or where the hardware is not considered a separate unit of accounting from the software deliverables, revenue is recognized for the software and the hardware as a single unit of accounting pursuant to ASC 985-605 for off-the-shelf products and pursuant to ASC 605-35 for customized products. Revenue for hardware that does not require significant customization or other essential services, and where any software is considered incidental, is recognized under ASC 605-10.
Software revenue is generally recognized under ASC 985-605. For software arrangements involving multiple elements, the Businesses allocate revenue to each element based on the relative fair value or the residual method, as applicable using vendor specific objective evidence to determine fair value, which is based on prices charged when the element is sold separately. Software revenue accounted for under ASC 985-605 is recognized when persuasive evidence of an arrangement exists, the software is delivered in accordance with all terms and conditions of the customer contracts, the fee is fixed or determinable and collectibility is probable. Revenue related to post-contract customer support (“PCS”), including technical support and unspecified when-and-if available software upgrades, is recognized ratably over the PCS term.
Under ASC 985-605, if fair value does not exist for any undelivered element, revenue is not recognized until the earlier of (i) delivery of such element or (ii) when fair value of the undelivered element is established, unless the undelivered element is a service, in which case revenue is recognized as the service is performed once the service is the only undelivered element.
For elements related to customized solutions designed and built to customer specific requirements, revenues are recognized in accordance with ASC 605-35, generally using the percentage-of-completion method. In using the percentage-of-completion method, revenues are recorded based on the percentage of costs incurred to date on a contract relative to the estimated total expected contract costs. Profit estimates on these contracts are revised periodically based on changes in circumstances and any losses on contracts are recognized in the period that such losses become known. In circumstances where reasonably dependable cost estimates cannot be made for a customized solution or build-out, all revenues and related costs are deferred until completion of the solution or element (“completed contract method”). Generally, the terms of ASC 605-35 contracts provide for progress billings based on completion of certain phases of work. Unbilled ASC 605-35 contract revenues recognized are accumulated in the contracts in progress account included in accounts receivable—net. Billings in excess of revenues recognized to date on these contracts are recorded as advance billings in excess of revenues recognized to date on contracts within other accrued liabilities until recognized as revenue. This classification also applies to billings in advance of revenue recognized on combined units of accounting under ASC 605-25 that contain both ASC 605-35 and non ASC 605-35 elements.

Revenue is recognized under ASC 605-10 when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured. For hardware, delivery is considered to have occurred upon shipment provided that risk of loss, and in certain jurisdictions, legal title, has been transferred to the customer.
For arrangements where the criteria for revenue recognition have not been met because legal title or risk of loss on products does not transfer to the customer until final payment has been received or where delivery has not occurred, revenue is deferred to a later period when the outstanding criteria have been met. For arrangements where the customer agrees to purchase products but the Businesses retain physical possession until the customer requests delivery (“bill and hold arrangements”), revenue is not recognized until delivery to the customer has occurred and all other revenue recognition criteria have been met.
Services revenue is generally recognized according to the proportional performance method. The proportional performance method is used when the provision of services extends beyond an accounting period with more than one performance act, and permits the recognition of revenue ratably over the services period when no other pattern of performance is discernable. The nature of the service contract is reviewed to determine which revenue recognition method best reflects the nature of services performed. Provided all other revenue recognition criteria have been met, the revenue recognition method selected reflects the pattern in which the obligations to the customers have been fulfilled.
The Businesses make certain sales through multiple distribution channels, primarily resellers and distributors. These customers are generally given certain rights of return. For products sold through these distribution channels, revenue is recognized from product sale at the time of shipment to the distribution channel when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is reasonably assured. Accruals for estimated sales returns and other allowances are recorded at the time of revenue recognition and are based on contract terms and prior claims experience.
Deferred costs are presented as current or long-term in the combined balance sheet, consistent with the classification of the related deferred revenues.
(e) Research and development
Research and development (“R&D”) costs are charged to net earnings (loss) in the periods in which they are incurred. However, costs incurred pursuant to specific contracts with third parties, for which the Businesses are obligated to deliver a product, are charged to cost of revenues in the same period as the related revenue is recognized.
(f) Income taxes
The Businesses do not file separate tax returns, but rather are included in the income tax returns filed by Nortel and its subsidiaries in various domestic and foreign jurisdictions. For the purpose of these combined financial statements, the tax provision of the Businesses was derived from financial information included in the consolidated financial statements of Nortel, including allocations and eliminations deemed necessary by management, as though the Businesses were filing their own separate tax returns.
The Businesses account for income taxes by the asset and liability method. This approach recognizes the amount of taxes payable or refundable in the current year as well as deferred tax assets and liabilities for the future tax consequences, determined on the separate return basis, of events recognized in these combined financial statements. Deferred income taxes are adjusted to reflect changes in enacted tax rates.
Nortel manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies, including utilization of loss carryforwards, are not necessarily reflective of what the Businesses would have followed as a standalone entity. Losses generated by the Businesses have been available to, and as appropriate were utilized by, Nortel in its tax strategies with respect to entities or operations not forming part of the Businesses. Due to difficulties inherent in separating the Businesses’ results from Nortel’s consolidated results during periods pre-dating the periods presented in these combined financial statements, any deferred tax assets in respect of loss carryforwards and tax credits are not recognized in these combined financial statements. In establishing the appropriate income tax valuation allowances, the Businesses assess its net deferred tax assets based on all available evidence, both positive and negative, to determine whether it is more likely than not that the remaining net deferred tax assets or a portion thereof will be realized.
In accordance with ASC 740-10, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“ASC 740-10”), as applied by the separate return method, the Businesses evaluate tax positions using a two-step process, whereby (1) the Businesses determine whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more likely-than-not recognition threshold, the Businesses recognize the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the related tax authority. In accordance with ASC 740-10, the Businesses classify interest and penalties associated with income tax positions in income tax expense. For additional information, see Note 10.

(g) Cash and cash equivalents
Treasury activities at Nortel are generally centralized such that cash collections by the Businesses are automatically distributed to Nortel and are reflected as a component of net parent investment in these combined financial statements.
(h) Inventories
Inventories are valued at the lower of cost (calculated generally on a first-in, first-out basis) or market value. The standard cost of finished goods and work in process is comprised of material, labor and manufacturing overhead, which approximates actual cost. Provisions for inventory are based on estimates of future customer demand for existing products, as well as general economic conditions, growth prospects within the customer’s ultimate marketplaces and general market acceptance of current and pending products. Full provisions are generally recorded for surplus inventory in excess of one year’s forecast demand or inventory deemed obsolete. In addition, the Businesses record a liability for firm, non-cancelable and unconditional inventory purchase commitments with contract manufacturers and suppliers for product-related quantities in excess of its future demand forecasts and related claims in accordance with the Businesses’ excess and obsolete inventory policies.
Inventory includes certain direct and incremental deferred costs associated with arrangements where title and risk of loss were transferred to customers but revenue was deferred due to other revenue recognition criteria not being met.
(i) Plant and equipment
Plant and equipment are stated at cost less accumulated depreciation. Depreciation is generally calculated on a straight-line basis over the expected useful lives of the plant and equipment. The expected useful life of machinery and equipment including related capital leases is three to ten years.
(j) Impairment or disposal of long-lived assets
The Businesses test long-lived assets or asset groups held and used for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset or asset group; significant adverse changes in the business climate or legal factors; the accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and a current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its previously estimated useful life.
Recoverability is assessed based on the carrying amount of the asset or asset group and the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset or asset group. An impairment loss is recognized when the carrying amount is not recoverable and exceeds the fair value of the asset or asset group. The impairment loss is measured as the amount by which the carrying amount exceeds fair value.
(k) Intangible assets
Intangible assets consist of acquired technology and other intangible assets. Acquired technology represents the value of the proprietary know-how that was technologically feasible as of the acquisition date. Intangible assets are amortized to net earnings (loss) on a straight-line basis over their estimated useful lives, generally two to ten years, or based on the expected pattern of benefit to future periods using estimates of undiscounted cash flows. In 2008, an asset impairment charge of $7 was recorded in cost of revenues.
(l) Goodwill
Goodwill represents the excess of the purchase price of an acquired business over the fair value of the identifiable assets acquired and liabilities assumed. The Businesses test for impairment of goodwill on an annual basis as of October 1, and at any other time if events occur or circumstances change that would indicate that it is more likely than not that the fair value of a reporting unit has been reduced below its carrying amount. See Note 7 for further information on the Businesses’ goodwill impairment testing policy.
(m) Warranty costs
As part of the normal sale of product, the Businesses provide its customers with product warranties that extend for periods generally ranging from one to six years from the date of sale. A liability for the expected cost of warranty-related claims is established when the product is delivered and completed. In estimating warranty liability, historical material replacement costs and the associated labor costs to correct the product defect are considered. Revisions are made when actual experience differs materially from historical experience. Warranty-related costs incurred before revenue is recognized are capitalized and recognized as an expense when the related revenue is recognized. Known product defects are specifically accrued for as the Businesses become aware of such defects.

(n) Pension, post-retirement and post-employment benefits
Substantially all employees of the Businesses participate in defined benefit pension plans and post-retirement plans as administered and sponsored by Nortel. The Businesses account for their defined benefit pension plans and post-retirement plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions, ” as amended by SFAS 158 (see Note 4(b)) which is now codified as ASC 715. No assets or liabilities are reflected on the Businesses’ combined balance sheets, and pension and other post-retirement expenses for the Businesses have been determined on a multiemployer plan basis and pension expense is calculated by employee and is reflected in net earnings (loss). Employees of the Businesses participate in Nortel’s defined benefit pension plans and the plans’ assets and liabilities are combined with those related to other Nortel businesses. Similarly, Nortel manages its post-retirement benefit plans on a combined basis with claims data and liability information related to the Businesses aggregated and combined with other Nortel businesses.
The Businesses follows the accounting guidance as specified in SFAS No. 112, “Employers Accounting for Postemployment Benefits,” which is now codified as ASC 712 for the recognition of certain disability benefits. The Businesses recognize an actuarial-based obligation at the onset of disability for certain benefits provided to individuals after employment but before retirement that include medical, dental, vision, life and other benefits.
(o) Share-based compensation
The grant date fair value of stock options has been estimated using the Black-Scholes-Merton option-pricing model. Compensation cost has been recognized on a straight-line basis over the stock option vesting period of the entire award based on the estimated number of stock options that have been expected to vest. When exercised, stock options have been settled through the issuance of Nortel common shares and have therefore been treated as equity awards.
Stock appreciation rights (“SARs”)
Prior to its termination, stand-alone SARs or SARs in tandem with options could be granted under the “2005 SIP”. SARs that have been settled in cash have been accounted for as liability awards and SARs that have been settled in Nortel common shares have been accounted for as equity awards. Upon the exercise of a vested stand-alone SAR, a holder would have been entitled to receive payment, in cash, of Nortel common shares or any combination thereof of an amount equal to the excess of the market value of a common share on the date of exercise over the subscription or base price under the SAR. Stand-alone SARs awarded under the 2005 SIP generally vested in equal installments on the first four anniversary dates of the grant date of the award. All SARs granted, prior to the termination of the equity-based compensation plans, were to be settled in cash at the time of vesting however, for purposes of these combined financial statements such awards have been reflected in net parent investment as such awards were to be settled by Nortel. Such awards have been classified as liability awards based on this cash settlement provision. The measurement of the liability and compensation cost of previously outstanding SARs is based on the fair value of the awards and is remeasured each period through the date of settlement. Compensation cost has been amortized over the requisite service period (generally the vesting period) of the award based on the proportionate amount of the requisite service that had been rendered to date.
Restricted Stock Units (“RSUs”)
Prior to the termination of the equity-based compensation plans, RSUs were settled with common shares and valued on the grant date using the grant date market price of the underlying shares. This valuation of compensation cost has not subsequently been adjusted for changes in the market price of the shares. Each RSU granted under the 2005 SIP represented the right to receive one common share subject to the terms and conditions of the award. Prior to the termination of the equity-based compensation plans, compensation cost has been recognized on a straight-line basis over the vesting period of the entire award based on the estimated number of RSU awards that were expected to vest. RSUs were awarded to executive officers beginning in 2005, (employees from January 1, 2007) and prospectively vested in equal installments on the first three anniversary dates of the grant of the award. With the exception of RSUs granted in China, all RSUs granted prior to the termination of the equity-based compensation plans, have been classified as equity instruments as their terms required that they be settled in common shares. To address country specific rules and regulations RSUs awarded prior to the termination of the equity-based compensation plans to employees working in China were cash settled awards. For purposes of these combined financial statements such awards have been reflected in net parent investment as such awards were to be settled by Nortel and compensation cost has been remeasured each period based on the fair value of the underlying shares at period end.
Performance Stock Units (“PSUs”)
Relative Total Shareholder Return Metric Awards (“PSU-rTSRs”)
Prior to January 1, 2008 all awards of PSU-rTSRs under the 2005 SIP had vesting conditions based on a relative total shareholder return metric and had a 36-month performance period. The extent to which PSU-rTSRs vested and settled at the end of a three year performance period depended upon the level of achievement of certain market performance criteria based on the total shareholder return on the Nortel Networks Corporation common shares compared to the total shareholder return on the common shares of a comparative group of companies included in the Dow Jones Technology Titans Index. Awards of PSU-rTSRs granted after January 1, 2008 had an additional 30-day employment service period in addition to the prior vesting conditions based on the relative total shareholder return metric and a 36-month performance period. The number of Nortel common shares issued for vested PSU-rTSRs could have ranged from 0% to 200% of the number of PSU-rTSR awards granted.

Prior to the termination of the equity-based compensation plans, PSU-rTSRs were generally settled with common shares and were valued using a Monte Carlo simulation model. The number of awards expected to be earned, based on achievement of the PSU-rTSR market condition, was factored into the grant date Monte Carlo valuation for the PSU-rTSR award. The grant date fair value has not subsequently been adjusted regardless of the eventual number of awards that were earned based on the market condition. Compensation cost has been recognized on a straight-line basis over the requisite service period. Compensation cost has been reduced for estimated PSU-rTSR awards that would not vest due to not meeting continued employment vesting conditions. All PSU-rTSRs currently granted prior to the termination of the equity-based compensation plans, have been classified as equity instruments as their terms required settlement in shares.
Management Operating Margin Metric Awards (“PSU-Management OMs”)
In March, 2008, Nortel issued PSU-Management OMs, which vested based on the satisfaction of a one-year performance condition an additional 24-month continued service condition and Nortel’s Management Operating Margin (“Management OM”) exceeding the minimum threshold level of 4.80% or $550 in accordance with Nortel’s payout curve for a one year performance period. The number of Nortel common shares to be issued for vested PSU-Management OMs is determined based on Nortel’s Management OM and could have ranged from 0% to 200% of the number of PSU-Management OM awards granted. Prior to the termination of the equity-based compensation plans PSU-Management OMs were generally settled in shares and compensation cost for these awards has been measured based on the grant date fair value of the underlying common shares that would have been issuable based on the terms of the award. Prior to the termination of the equity-based compensation plans, compensation cost has been recognized over the requisite service period of the award based on the probable number of shares to be issued by achievement of the performance condition, reduced by the expected awards that would not vest due to not meeting the continued service condition. Compensation cost recognized has been adjusted to equal the grant date fair value of the actual shares that vested once known.
For PSU-Management-OMs that may have been settled in cash, such awards has been reflected in net parent investment as the awards were to be settled by Nortel and compensation cost for the award has been remeasured each period based on the fair value of the underlying shares at period end. Compensation cost has then been recognized in the same manner as described above.
Employee stock purchase plans
Nortel maintained the Nortel Global Stock Purchase Plan, as amended and restated, the Nortel U.S. Stock Purchase Plan, As Amended and Restated and the Nortel Stock Purchase Plan for Members of the Nortel Saving and Retirement Program, As Amended (collectively, the “ESPPs”), to facilitate the acquisition of Nortel common shares at a discount. The discount was such that the ESPPs were considered compensatory and the Businesses’ contribution to the ESPPs was recorded as compensation cost on a quarterly basis as the obligation to contribute was incurred. Nortel’s contribution to the ESPPs, as defined in Note 13, has been recorded as a compensation expense on a quarterly basis as the obligation to contribute has been incurred.
(p) Recent accounting pronouncements
(i)
In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”, which is now codified as FASB ASC 715-20 “Defined Benefit Plans—General” (“ASC 715-20”). ASC 715-20 requires more information about how investment allocation decisions are made, more information about major categories of plan assets, including concentrations of risk and fair-value measurements, and the fair-value techniques and inputs used to measure plan assets, ASC 715-20 is effective for fiscal years ending after December 15, 2009 and will be applied prospectively. The Businesses plan to adopt the provisions of ASC 715-20 on December 31, 2009 and are currently assessing the impact of adoption on ASC 715-20.

(ii)
In June 2009, the FASB issued SFAS No. 166 “Accounting for Transfers of Financial Assets” (“SFAS 166”). SFAS 166 revises FASB ASC 860 “Transfers and Servicing” (“ASC 860”). The revised ASC will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. SFAS 166 is effective for interim and annual reporting periods ending after November 15, 2009 and will be applied prospectively. The Businesses plan to adopt the provisions of SFAS 166 on January 1, 2010 and are currently assessing the impact of adoption of SFAS 166.

(iii)
In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No.46(R)” (“SFAS 167”). SFAS 167 revises FASB ASC 810-25 “Variable Interest Entities” (“ASC 810-25”), and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity’s ability to direct the activities of the other entity that most significantly impacts the other entity’s economic performance. Revised ASC 810-25 is effective for interim and annual periods after November 15, 2009 and will be applied prospectively. The Businesses plan to adopt the provisions of revised ASC 810-25 on January 1, 2010 and are currently assessing the impact of adoption of revised ASC 810-25.

(iv)
In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, “Multiple-Deliverable Revenue Arrangements a consensus of the FASB Emerging Issues Task Force,” (“ASU 2009-13”). ASU 2009-13 addresses accounting for multiple-deliverable arrangements and requires that the overall arrangement consideration be allocated to each deliverable in a revenue arrangement based on an estimated selling price when vendor specific objective evidence or third-party evidence of fair value is not available. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated to all deliverables using the relative selling price method. This will result in more revenue arrangements being separated into separate units of accounting. ASU 2009-13 is effective for fiscal years beginning on or after June 15, 2010. Companies can elect to apply this guidance (1) prospectively to new or materially modified arrangements after the effective date or (2) retrospectively for all periods presented. The Businesses are currently assessing the impact of adoption of ASU 2009-13 and do not currently plan to early adopt.

(v)
In October 2009, the FASB issued ASU No. 2009-14, “Certain Revenue Arrangements That Include Software Elements,” (“ASU 2009-14”). ASU 2009-14 changes the accounting model for revenue arrangements that include both tangible products and software elements. Tangible products containing both software and non-software components that function together to deliver the product’s essential functionality will no longer be within the scope of ASC 985-605 “Software Revenue Recognition” (“ASC 985-605”). The entire product (including the software and non-software deliverables) will therefore be accounted for under accounting literature found in ASC 605. ASU 2009-14 is effective for fiscal years beginning on or after June 15, 200. Companies can elect to apply this guidance (1) prospectively to new or materially modified arrangements after the effective date or (2) retrospectively for all periods presented. The Businesses are currently assessing the impact of adoption of ASU 2009-14 and do not currently plan to early adopt.

4. Accounting changes
(a) Fair Value Measurements
In September 2006, the FASB issued ASC 820, which establishes a single definition of fair value and requires expanded disclosures about fair value measurements. ASC 820 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Businesses partially adopted the provisions of ASC 820 effective January 1, 2008. The effective date for ASC 820 as it relates to fair value measurements for non-financial assets and liabilities that are not measured at fair value on a recurring basis was deferred to fiscal years beginning after December 15, 2008 in accordance with ASC 820. The Businesses adopted the deferred portion of ASC 820 on January 1, 2009. The adoption of the deferred portion of ASC 820 did not have a material impact on the Businesses’ results of operations and financial condition.
(b) Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132(R)
In September 2006, the FASB issued SFAS 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132(R)”, which is now codified as part of FASB ASC 715 “Compensation-Retirement Benefits” (“ASC 715”). ASC 715 requires the Businesses to measure the funded status of its plans as of the date of its year end statement of financial position, being December 31. Nortel had historically measured the funded status of its significant plans on September 30. ASC 715 provided two approaches for an employer to transition to a fiscal year end measurement date. Nortel adopted the second approach, whereby Nortel continues to use the measurements determined for the December 31, 2007 fiscal year end reporting to estimate the effects of the transition. Under this approach, the net periodic benefit cost (exclusive of any curtailment or settlement gain or loss) for the period between the earlier measurement date, being September 30, 2007, and the end of the fiscal year that the new measurement date provisions are applied, being December 31, 2008, are allocated proportionately between amounts to be recognized as an adjustment to opening accumulated deficit in 2008 and the net periodic benefit cost for the fiscal year ended December 31, 2008. The adoption did not have a material impact on the Businesses as pension costs are reflected within these combined financial statements on a multiemployer basis. See Note 11 for additional information on the Businesses’ involvement in Nortel’s pension and post-retirement plans.
(c) Determination of the Useful life of intangible assets
In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” which is now codified as part of FASB ASC 350-30 “General Intangibles Other than Goodwill” (“ASC 350-30”). ASC 350-30 provides guidance with respect to estimating the useful lives of recognized intangible assets and requires additional disclosure related to the renewal or extension of the terms of recognized intangible assets. ASC 350-30 is effective for fiscal years and interim periods beginning after December 15, 2008. The Businesses adopted the provisions of ASC 350-30 on January 1, 2009. The adoption of ASC 350-30 did not have a material impact on the Businesses’ results of operations, financial condition and disclosures.

(d) Collaborative Arrangements
In September 2007, the FASB Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 07-1, “Collaborative Arrangements”, which is now codified as FASB ASC 808 “Collaborative Arrangements” (“ASC 808”). ASC 808 addresses the accounting for arrangements in which two companies work together to achieve a common commercial objective, without forming a separate legal entity. The nature and purpose of a company’s collaborative arrangements are required to be disclosed, along with the accounting policies and the classification and amounts for significant financial activities related to the arrangements. Nortel adopted the provisions of ASC 808 on January 1, 2009. The adoption of ASC 808 did not have a material impact on the Businesses’ results of operations and financial condition.
(e) Determining Fair Value when the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions that are not Orderly
In April 2009, FASB issued FSP FAS 157-4, “Determining Fair Value when the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions that are not Orderly” which is now codified as part of ASC 820. ASC 820 provides additional guidance on determining fair value for a financial asset when the volume or level of activity for that asset or liability has significantly decreased and also assists in identifying circumstances that indicate a transaction is not orderly. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary. ASC 820 is effective for interim and annual reporting periods ending after June 15, 2009 and will be applied prospectively. The Businesses adopted the provisions of ASC 820 on June 30, 2009. The adoption of ASC 820 did not have a material impact on the Businesses’ results of operations and financial condition.
(f) Subsequent Events
In June 2009, the FASB issued SFAS No. 165, “Subsequent Events”, which is now codified as FASB ASC 855 “Subsequent Events” (“ASC 855”). ASC 855 requires Management to evaluate subsequent events through the date the financial statements are either issued or available to be issued, depending on the company’s expectation of whether it will widely distribute its financial statements to its shareholders and other financial statement users. Companies are required to disclose the date through which subsequent events have been evaluated. ASC 855 is effective for interim or annual financial periods ending after June 15, 2009. Nortel adopted the provisions of ASC 855 on June 30, 2009. The adoption of ASC 855 did not have a material impact on the Businesses’ results of operations and financial condition.
(g) FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles
In July 2009, the FASB issued SFAS No. 168, “FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”, which is now codified as FASB ASC 105 “Generally Accepted Accounting Principles” (“ASC 105”). ASC 105 establishes the FASB Accounting Standards Codification as the single source of authoritative U.S. GAAP recognized by the FASB to be applied to nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. ASC 105 is effective for financial statements issued for interim and annual periods after September 15, 2009. Nortel adopted the provisions of ASC 105 on September 30, 2009. The adoption of ASC 105 did not have a material impact on the Businesses’ results of operations and financial condition.

5. Reorganization items — net
Reorganization items represent the direct and incremental costs incurred by Nortel related to the Creditor Protection Proceedings such as revenues, expenses such as professional fees directly related to the process of reorganizing the Debtors, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the business. Reorganization costs, except the pension adjustments below, are comprised of costs that were specifically attributable to the Businesses, as well as shared costs that were allocated based on proportionate headcount and proportionate revenues. The pension adjustments were allocated based on the Businesses’ benefit obligations relative to the total projected benefit obligation of the related plans. For the nine months ended September 30, 2009, the Businesses’ reorganization items consisted of the following:

Professional fees (a)	$(35)
Key Executive Incentive Plan / Key Employee Retention Plan (b)	(6)
Pension adjustments (c)	(4)
Other (d)	(8)

Total reorganization items — net	$(53)

(a)	Includes financial, legal, real estate and valuation services directly associated with the Creditor Protection Proceedings.

(b)	Relates to retention and incentive plans for certain key eligible employees deemed essential to the business during the Creditor Protection Proceedings.

(c)	Includes the net impact of the ($2) gain related to the termination of the U.S. Retirement Income Plan and $6 related to the Pension Benefit Guaranty Corporation (“PBGC”) claim.

(d)	Includes other miscellaneous items directly related to the Creditor Protection Proceedings, such as loss on disposal of certain assets and revocation of a government grant.
6. Combined financial statement details
The following tables provide details of selected items presented in the combined statements of operations and cash flows for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, and the combined balance sheets as of September 30, 2009 and December 31, 2008 and 2007.
Combined statements of operations
SG&A expense:
SG&A expense includes bad debt expense of $3, $2 and $4 for the nine months ended September 30, 2009 and the years ended December 31, 2008, respectively.
Other operating income — net:

	Nine months ended	Years ended December 31,
	September 30, 2009	2008	2007
Royalty license income — net	$(3)	$(4)	$(3)

Other operating income — net	$(3)	$(4)	$(3)

Other (expense) income — net:

	Nine months ended	Years ended December 31,
	September 30, 2009	2008	2007
Currency exchange — net	$(15)	$15	$3
Other — net	(4)	1	(2)

Other (expense) income — net	$(19)	$16	$1

Combined balance sheets
Accounts receivable — net:

	September 30, 2009	December 31, 2008

Trade receivables	$175	$244
Accrued receivables	4	2
Contracts in progress	16	40

	195	286
Less: provision for doubtful accounts	(6)	(6)

Accounts receivable — net	$189	$280

Inventories — net:

	September 30, 2009	December 31, 2008

Raw materials	$129	$142
Work in process	—	—
Finished goods	237	269
Deferred Costs	78	118

	444	529
Less: provision for inventories	(228)	(263)

Inventories — net	216	266
Less: long-term deferred costs (a)	(8)	(17)

Current inventories — net	$208	$249

(a)	Long-term portion of deferred costs is included in other assets.
Other current assets:

	September 30, 2009	December 31, 2008

Prepaid expenses	$9	$3
Contract manufacturing receivables	37	10
Other receivables	51	43

Other current assets	$97	$56

Plant and equipment — net:

	September 30, 2009	December 31, 2008

Cost:
Machinery and equipment	$144	$130

	144	130

Less: accumulated depreciaton
Machinery and equipment	$(106)	$(87)

	(106)	(87)

Plant and equipment — net	$38	$43

Other assets:

	September 30, 2009	December 31, 2008

Long-term deferred costs	$8	$17
Other	4	11

Other assets	$12	$28

Other accrued liabilities:

	September 30, 2009	December 31, 2008

Deferred revenue	$125	$143
Warranty provisions (Note 12)	18	28
Outsourcing and selling, general and administrative related provisions	13	70
Advance billings in excess of revenue recognized to date on contracts (a)	1	12
Customer deposits	1	2
Other	1	1

Other accrued liabilities	$159	$256

(a)	Includes amounts which may be recognized beyond one year due to the duration of certain contracts.
Other liabilities:

	September 30, 2009	December 31, 2008

Deferred revenue	$8	$19
Other long-term provisions	1	1

Other liabilities	$9	$20

Combined statements of cash flows
Change in operating assets and liabilities — net:

	Nine months ended	Years ended December 31,
	September 30, 2009	2008	2007

Accounts receivable — net	$91	$31	$18
Inventories — net	16	(31)	4
Deferred costs	40	36	66
Accounts payable	(13)	33	18
Payroll and benefit-related, other accrued and contractual liabilities	(87)	1	(8)
Deferred revenue	(12)	(34)	(51)
Advance billings in excess of revenues recognized to date on contracts	(1)	(11)	1
Restructuring liabilities	7	2	(2)
Other	(41)	(7)	(2)

Change in operating assets and liabilities — net	$—	$20	$44

Interest and taxes paid:

	Nine months ended	Years ended December 31,
	September 30, 2009	2008	2007

Cash interest paid	$—	$—	$—
Cash taxes paid	$—	$—	$—
7. Goodwill
The following table outlines goodwill by reporting unit as such units are defined relative to the Businesses for this purpose. The Optical and Carrier Ethernet reporting units of the Businesses are distinct units within the Optical and Carrier Ethernet businesses and comprise both the product and services aspects of those units.

		Carrier
	Optical	Ethernet	Total

Balance — as of January 1, 2007	$1,036	$—	$1,036
Change:
Foreign exchange	3	—	3

Balance — as of December 31, 2007	$1,039	$—	$1,039

Change:
Foreign exchange	(6)	—	(6)
Other	3	—	3
Impairment	(1,036)	—	(1,036)

Balance — as of December 31, 2008 and September 30, 2009	$—	$—	$—

Goodwill Impairment Testing Policy
The Businesses test goodwill for possible impairment on an annual basis as of October 1 of each year and at any other time if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Circumstances that could trigger an impairment test between annual tests include, but are not limited to:
•	a significant adverse change in the business climate or legal factors;

•	an adverse action or assessment by a regulator;

•	unanticipated competition;

•	loss of key personnel;

•	the likelihood that a reporting unit or a significant portion of a reporting unit will be sold or disposed of;

•	a change in reportable segments;

•	results of testing for recoverability of a significant asset group; and

•	recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.
The impairment test for goodwill is a two-step process. Step one consists of a comparison of the fair value of a reporting unit with its carrying amount, including the goodwill allocated to the reporting unit. The Businesses determine the fair value of its reporting units using an income approach; specifically, based on a Discounted Cash Flow (“DCF”) Model. A market approach may also be used to evaluate the reasonableness of the fair value determined under the DCF Model, but results of the market approach are not given any specific weighting in the final determination of fair value. Both approaches involve significant management judgment and as a result, estimates of value determined under the approaches are subject to change in relation to evolving market conditions and Optical’s and Carrier Ethernet’s business environment.
If the carrying amount of a reporting unit exceeds its fair value, step two of the goodwill impairment test requires the fair value of the reporting unit be allocated to the underlying assets and liabilities of that reporting unit, whether or not previously recognized, resulting in the determination of an implied fair value of goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in net earnings (loss).

The fair value of each reporting unit is determined using discounted cash flows or other evidence of fair value as applicable. When circumstances warrant, a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) of each reporting unit is calculated and compared to market participants to corroborate the results of the calculated fair value (“EBITDA Multiple Model”). The following are the significant assumptions involved in the application of each valuation approach:
•
DCF Model: assumptions regarding revenue growth rates, gross margin percentages, projected working capital needs, SG&A expense, R&D expense, capital expenditures, discount rates, terminal growth rates, and estimated selling price of assets expected to be disposed of by sale. To determine fair value, the Businesses discount the expected cash flows of each reporting unit. The discount rate used represents the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in its reporting unit operations and the rate of return an outside investor would expect to earn. To estimate cash flows beyond the final year of its model, the Businesses use a terminal value approach. Under this approach, the Businesses use the estimated cash flows in the final year of its models and applies a perpetuity growth assumption and discount by a perpetuity discount factor to determine the terminal value. The Businesses incorporate the present value of the resulting terminal value into its estimate of fair value. When strategic plans call for the sale of all or an important part of a reporting unit, the Businesses estimate proceeds from the expected sale using external information, such as third party bids, adjusted to reflect current circumstances, including market conditions.

•	EBITDA Multiple Model: assumptions regarding estimates of EBITDA growth and the selection of comparable companies to determine an appropriate multiple.
2008 and 2007 Goodwill Assessment
In 2008, in accordance with the provisions of ASC 350, the Businesses concluded that estimated revenues would decline as a result of the economic downturn and the unfavorable impact of foreign exchange fluctuations thereby requiring the Businesses to perform an interim period goodwill impairment test for its reporting units within Optical and Carrier Ethernet businesses.
As part of its goodwill impairment test, the Businesses updated its forecasted cash flows for each of its reporting units. This update considered economic conditions and trends, estimated future operating results, the Businesses’ view of growth rates and anticipated future economic conditions. Revenue growth rates inherent in this forecast are based on input from internal and external market intelligence research sources that compare factors such as growth in global economies, regional trends in the telecommunications industry and product evolution from a technological segment basis. Macro economic factors such as changes in economies, product evolutions, industry consolidations and other changes beyond the Businesses’ control could have a positive or negative impact on achieving its targets.
The results from step one of the two-step goodwill impairment test of each reporting unit indicated that the estimated fair values of the Optical and Carrier Ethernet reporting units were less than the respective carrying values of their net assets and as such the Businesses performed step two of the impairment test for these reporting units.
In step two of the impairment test, the Businesses estimated the implied fair value of the goodwill of each of these reporting units and compared it to the carrying value of the goodwill for each of the Optical and Carrier Ethernet reporting units. Specifically, the Businesses allocated the fair value of the Optical and Carrier Ethernet reporting units as determined in the first step to their respective recognized and unrecognized net assets, including allocations to identified intangible assets. The allocations of fair values of the Optical and Carrier Ethernet reporting units also require the Businesses to make significant estimates and assumptions, including those in determining the fair values of the identified intangible assets. Such intangible assets had fair values substantially in excess of current book values. The resulting implied goodwill for each of these reporting units was nil; accordingly the Businesses reduced the goodwill recorded prior to the assessment by $1,036 to write down the goodwill related to Optical and Carrier Ethernet reporting units to the implied goodwill amount.
No impairment losses related to the Business’ goodwill were recorded during the year ended December 31, 2007.

Related Analyses
In 2008 and 2009, prior to the goodwill impairment analysis discussed above, the Businesses performed a recoverability test of its long-lived assets in accordance with ASC 360-10-35. The Businesses included cash flow projections from operations along with cash flows associated with the eventual disposition of specific asset groupings and compared those aggregate cash flows with the respective carrying values. No impairment charges were recorded as a result of this testing.
8. Pre-Petition Date cost reduction plans
As a result of the Creditor Protection Proceedings, Nortel ceased taking any further actions under the previously announced workforce and cost reduction plans as of January 14, 2009. Any revisions to actions taken up to that date under previously announced workforce and cost reduction plans will continue to be accounted for under such plans, and will be classified in cost of revenues, SG&A, and R&D as applicable. Any remaining actions under these plans will be accounted for under the workforce reduction plan announced on February 25, 2009 (see Note 9). Restructuring costs incurred prior to January 14, 2009 were recorded as special charges per the statement of operations. Nortel’s contractual obligations are subject to re-evaluation in connection with the Creditor Protection Proceedings and, as a result, expected cash outlays disclosed below relating to contract settlement and lease costs are subject to change. As well, Nortel is not following its pre-Petition Date practices with respect to the payment of severance in jurisdictions under the Creditor Protection Proceedings.
On November 10, 2008, Nortel announced a restructuring plan that included net workforce reductions related to the Businesses and shifting additional positions from higher-cost to lower-cost locations (collectively “November 2008 Restructuring Plan”). As of December 31, 2008 approximately $1 of the total charges incurred related to the net reduction of 22 positions under the November 2008 Restructuring Plan. There were no significant workforce reductions under this plan after December 31, 2008 and prior to its discontinuance on January 14, 2009.
During the first quarter of 2008, Nortel announced a restructuring plan that included net workforce reductions relating to the Businesses and shifting additional positions from higher-cost to lower-cost locations. In addition to the workforce reductions, Nortel announced steps to achieve additional cost savings by efficiently managing its various business locations and further consolidating real estate requirements (collectively, “2008 Restructuring Plan”). As of December 31, 2008, approximately $4 of the total charges incurred related to the net reduction of approximately 54 positions under the 2008 Restructuring Plan. There were no significant workforce reductions under this plan after December 31, 2008 and prior to its discontinuance on January 14, 2009.
During the first quarter of 2007, Nortel announced a restructuring plan that included workforce reductions related to the Businesses. In addition to the workforce reductions, Nortel announced steps to achieve additional cost savings by efficiently managing its various business locations and consolidating real estate requirements (collectively, “2007 Restructuring Plan”). As of December 31, 2008, approximately $8 of the cumulative total charges incurred related to the net reduction of approximately 105 positions under the 2007 Restructuring Plan. There were no significant workforce reductions under this plan after December 31, 2008 and prior to its discontinuance on January 14, 2009.
During 2006, 2004 and 2001, the Businesses implemented work plans to streamline operations through workforce reductions and real estate optimization strategies (“2006 Restructuring Plan”, “2004 Restructuring Plan” and “2001 Restructuring Plan”). All of the charges with respect to these workforce reductions have been incurred.

During the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007 changes to the Businesses’ provision balances were as follows:

Workforce
reduction
November 2008 Restructuring Plan
Provision balance as of December 31, 2007	$—
Current period charges	1
Cash payment funded by Nortel	(1)

Provision balance as of December 31, 2008	$—
Current period charges	—
Revisions to prior accruals	—
Cash payment funded by Nortel	—

Provision balance as of September 30, 2009	$—

2008 Restructuring Plan
Provision balance as of December 31, 2007	$—
Current period charges	4
Cash payment funded by Nortel	(2)

Provision balance as of December 31, 2008	$2
Current period charges	—
Revisions to prior accruals	—
Cash payment funded by Nortel	(1)

Provision balance as of September 30, 2009	$1

2007 Restructuring Plan
Provision balance as of January 1, 2007	$—
Current period charges	4
Cash payment funded by Nortel	(3)

Provision balance as of December 31, 2007	$1
Current period charges	4
Cash payment funded by Nortel	(4)

Provision balance as of December 31, 2008	$1
Current period charges	—
Cash payment funded by Nortel	(1)

Provision balance as of September 30, 2009	$—

2006 Restructuring Plan
Provision balance as of January 1, 2007	$—
Current period charges	2
Cash payment funded by Nortel	(2)

Provision balance as of December 31, 2007	$—
Current period charges	—
Cash payment funded by Nortel	—

Provision balance as of December 31, 2008	$—
Current period charges	—
Cash payment funded by Nortel	—

Provision balance as of September 30, 2009	$—

Total provision balance as of September 30, 2009(a)	$1

(a)
As of September 30, 2009 and December 31, 2008, the short-term provision balances were $1 and $3, respectively, and there were no long-term provision balances, and $1 was included in liabilities subject to compromise at September 30, 2009.

During the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, total charges specifically related to the Optical and Carrier Ethernet businesses were nil, $9 and $6, respectively.
In addition, during the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, total charges (recovery) related to contract settlement and lease costs allocated to the Businesses based on headcount of Optical and Carrier Ethernet employees were $1, $4 and $6, respectively. Furthermore, these combined financial statements include an allocation of charges pertaining to restructuring activities related to shared employees that provide benefits to multiple Nortel businesses of $(2), $14 and $14 for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively.
A significant portion of the Businesses’ provisions for workforce reductions and contract settlement and lease costs is associated with shared services. These costs have been allocated to the Businesses based generally on headcount and revenue.
9. Post-Petition Date cost reduction activities
In connection with the Creditor Protection Proceedings, Nortel has commenced certain workforce and other cost reduction activities and will undertake further workforce and cost reduction activities during this process, including related to the Businesses. The actions related to these activities are expected to occur as they are identified. The following current estimated charges are based upon accruals made in accordance with U.S. GAAP. The current estimated total charges to earnings and cash outlays are subject to change as a result of Nortel’s ongoing review of applicable law. In addition, the current estimated total charges and cash outlays do not reflect all potential claims or contingency amounts that may be allowed under the Creditor Protection Proceedings and thus are also subject to change.
Workforce Reduction Activities
On February 25, 2009, Nortel announced a workforce reduction plan to reduce its global workforce by approximately 5,000 net positions. This resulted in total charges to earnings of approximately $270 and total cash outlays of approximately $160.
For the nine months ended September 30, 2009, the Businesses recorded allocated charges of $10 associated with the workforce reduction that included approximately 300 employees of the Businesses all of whom were notified of termination or voluntarily terminated during the period. The workforce reduction was primarily in the U.S. and Canada.
During the nine months ended September 30, 2009, changes to the provision balance were as follows:

Workforce
reduction
Provision balance as of December 31, 2008	$—
Current period charges	10
Revisions to prior accruals	—
Cash drawdowns	(1)
Non-cash drawdowns	—
Foreign exchange and other adjustments	—

Provision balance as of September 30, 2009(a)	$9

(a)
As of September 30, 2009 and December 31, 2008, the short-term provision balance were $1 and nil, respectively, and the long-term provision balances were nil and nil, respectively, and $8 was included in liabilities subject to compromise at September 30, 2009.

During the nine months ended September 30, 2009, workforce reduction charges specifically related to the Optical and Carrier Ethernet businesses were reclassified as follows:

Cost of revenues	$6
SG&A	4
R&D	—

Total charges	$10

These combined financial statements include an allocation of charges pertaining to restructuring activities related to shared employees that provide benefits to multiple Nortel businesses of $10 for the nine months ended September 30, 2009.
These costs have been allocated based generally on headcount and revenue.
Other Cost Reduction Activities
During the nine months ended September 30, 2009, included in these combined financial statements are pension curtailment and other pension related expenses of $14. Refer to Note 11, Employee benefit plans for further discussion.
10. Income taxes
During the nine months ended September 30, 2009, the Businesses recorded a tax expense of $23 on loss from operations before income taxes of $106. The tax expense of $23 was comprised of $6 of income taxes in profitable jurisdictions and $17 of income tax expense resulting from increases in uncertain tax positions.
During the year ended December 31, 2008, the Businesses recorded a tax expense of $24 on loss from operations before income taxes of $1,132. Included in the loss from operations before income taxes is an impairment charge related to goodwill in the amount of $1,036 that impacted the Businesses’ effective tax rate for the year ended December 31, 2008.
Under the method of accounting for income taxes described in Note 3, the Businesses assessed their deferred tax assets and the need for a valuation allowance on a separate return basis, and excluded from that assessment the utilization of all or a portion of those losses incurred by Nortel under the separate return method. This assessment requires considerable judgment on the part of management with respect to the benefits that could be realized from future taxable income, as well as other positive and negative factors. For purposes of the valuation allowance assessment, the Optical and Carrier Ethernet businesses have incurred losses. During the third and fourth quarters of 2008, the expanding global economic downturn dramatically worsened, and in January 2009, the Debtors commenced the Creditor Protection Proceedings. In assessing the need for valuation allowances against their deferred tax assets for the year ended December 31, 2008, the Businesses considered the negative effect of these events on its revised modeled forecasts and the resulting increased uncertainty inherent in these forecasts. The Businesses determined that there was significant negative evidence against and insufficient positive evidence to support a conclusion that the Businesses’ net deferred tax assets were more likely than not to be realized in future tax years in all tax jurisdictions. Therefore, a full valuation allowance was necessary against the Businesses’ net deferred tax assets in 2008. These factors continue to support the Businesses conclusion that as of September 30, 2009 a full valuation allowance continues to be necessary against the Businesses’ deferred tax assets in all jurisdictions.
In accordance with ASC 740, the Businesses recognized the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. All of the Businesses’ uncertain tax positions remain with Nortel. The Businesses recorded a tax expense of $17 for the nine months ended September 30, 2009, and tax expense of $2 for the year ended December 31, 2008, and $4 for the year ended December 31, 2007 associated with the movement in uncertain tax positions.
During 2007 and 2008, Nortel requested new bilateral APAs for tax years 2007 through at least 2010 (“2007-2010 APA”), for Canada, the U.S. and France, with a request for rollback to 2006 in the U.S. and Canada, following methods generally similar to those requested for 2001 through 2005. During the nine months ended September 30, 2009 the Canadian tax authority requested that Nortel rescind its 2007-2010 application as a result of the uncertain commercial environment.
Although Nortel continues to apply the transfer pricing methodology that was requested in the 2007-2010 APA, the ultimate outcome is uncertain and the ultimate reallocation of losses cannot be determined at this time. There could be a further material shift in historical earnings between the above mentioned parties, particularly the U.S. and Canada. If these matters are resolved unfavorably, they could have a material effect on the Businesses’ consolidated financial position, results of operations and/or cash flows.

The following is a reconciliation of income taxes, calculated at the Canadian combined federal and provincial income tax rate, to the income tax (expense) recovery included in the combined statements of operations for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007:

	Nine months ended	Years ended December 31,
	September 30, 2009	2008	2007
Income taxes recovery at Canadian rates (2009—31.8%, 2008—31.4%, 2007—34%)	$34	$356	$37
Difference between statutory and other tax rates	1	79	1
Valuation allowances on tax benefits	(38)	(50)	(53)
Non-deductible impairment of goodwill	—	(404)	—
Adjustments to provisions and reserves	(17)	(2)	(4)
Impact of non-deductible items and other differences	(3)	(3)	—

Income tax expense	$(23)	$(24)	$(19)

Income tax expense:
Current	$(23)	$(14)	$(20)
Deferred	—	(10)	1

Income tax expense	$(23)	$(24)	$(19)

The following table shows the significant components included in deferred income taxes as of September 30, 2009 and December 31, 2008:

	Nine months ended	Year ended December 31,
	September 30, 2009	2008
Assets
Deferred revenue	$33	$39
Provisions and reserves	6	10
Plant and equipment	62	62
Share-based compensation	—	1
Valuation allowance	(101)	(112)

	$—	$—

Information regarding net tax loss carryforwards and non-refundable investment tax credits has not been provided in the table above by the Businesses as such information is not considered to be meaningful. As previously indicated, the amounts above have been calculated on the separate return basis of accounting.
The Businesses have not provided for foreign withholding taxes or deferred income tax liabilities for temporary differences related to the undistributed earnings of foreign operations since the Businesses do not currently expect to repatriate earnings that would create any material tax consequences. It is not practical to reasonably estimate the amount of additional deferred income tax liabilities or foreign withholding taxes that may be payable should these earnings be distributed in the future.
During the third quarter of 2009, the U.S. Debtors filed an objection to a claim filed by the IRS on August 20, 2009. The IRS claim asserted an unsecured priority claim against NNI for the tax years 1998-2007, for income taxes due in the amount of approximately $1,805, and interest to the Petition Date in the amount of approximately $1,163 for an aggregate amount of approximately $2,968 (IRS Claim), and an unsecured non-priority claim for penalties (including interest thereon) to August 20, 2009 in the amount of approximately $49 for a total claim of approximately $3,017. The IRS Claim also included an unassessed, unliquidated and contingent U.S. federal FICA withholding tax claim. On October 13, 2009, the U.S. Debtors obtained an order approving a stipulation between NNI and the IRS pursuant to which the IRS waived its claims against certain assets of the Businesses in exchange for NNI’s acknowledgement of a claim in favor of the IRS for not less than $9.8 and a lien against certain proceeds of the Businesses’ sale for such amount. The stipulation reserved all rights of both NNI and the IRS in respect of all other aspects of the IRS Claim. In connection with the FCFSA as discussed in Note 2, in consideration for a settlement payment of $37.5, the IRS has agreed to release all of its claims against NNI and other members of NNI’s consolidated tax group for the years 1998 through 2008. As a result of this settlement, the IRS has agreed to withdraw its claim against NNI in the amount of approximately $3,017.
11. Employee benefit plans
Substantially all employees of the Businesses participate in retirement programs, consisting of defined benefit, defined contribution and investment plans which, other than the Nortel Networks Retirement Income Plan (the “Retirement Income Plan”), are administered and sponsored by Nortel. Nortel has multiple capital accumulation and retirement programs including: defined contribution and investment programs available to substantially all of its North American employees; the flexible benefits plan, which includes a group personal pension plan, available to substantially all of its employees in the U.K.; and traditional defined benefit programs that are closed to new entrants. Although these programs represent Nortel’s major retirement programs and may be available to employees in combination and/or as options within a program, Nortel also has smaller pension plan arrangements in other countries.

Nortel also provides other benefits, including post-retirement benefits and post-employment benefits. Employees previously enrolled in the capital accumulation and retirement programs offering post-retirement benefits are eligible for company sponsored post-retirement health care and/or death benefits, depending on age and/or years of service. Substantially all other employees have access to post-retirement benefits by purchasing a Nortel-sponsored retiree health care plan at their own cost.
As a result of workforce reductions in connection with the Creditor Protection Proceedings, Nortel remeasured the post-retirement benefit obligations for the U.S. and Canada and recorded the impacts of these remeasurements in the second quarter of 2009 in accordance with ASC 715-60 “Defined Benefit Plans—Other Post Retirement” (“ASC 715-60”). Curtailment gains of $1 were recorded to the Businesses.
As a result of workforce reductions in connection with the Creditor Protection Proceedings and the sale agreements for the sale of substantially all of the assets of the ES business globally as well as the shares of NGS and DiamondWare, Ltd., Nortel remeasured the post-retirement benefit obligations for the U.S. and Canada and recorded the impacts of these remeasurements in the third quarter of 2009 in accordance with ASC 715-60. Curtailment gains of $1 were recorded to the Businesses.
As a result of workforce reductions in connection with the Creditor Protection Proceedings and the sale agreements for the sale of substantially all of the assets of the ES business globally as well as the shares of NGS and DiamondWare, Ltd., Nortel remeasured the pension benefit obligations for certain of its Canadian pension plans in the third quarter and recorded the impacts of these remeasurements in accordance with FASB ASC 715-30 “Defined Benefit Plans—Pension” (“ASC 715-30”). A curtailment loss of $6 and a settlement loss of $9 were recorded to the Businesses.
Currently, as a result of the UK Administration Proceedings, all further service cost accruals to its UK defined benefit pension plan have ceased. Also, the Ireland defined benefit pension plan is in the process of being wound up and all future service cost accruals have ceased.
As discussed in Note 3, these combined financial statements reflect the plans on a multiemployer basis in accordance with ASC 715-60. As such, Nortel allocated costs associated with the pension plans to the Businesses based upon actual service cost and allocated costs associated with other components of pension expense, such as interest costs, amortization of actuarial gains/losses, etc., based on projected benefit obligations relative to the total projected benefit obligation of the plans. Management of the Businesses believes this methodology is a reasonable basis of allocation. Additionally, Nortel allocated service costs associated with the post-retirement plans based upon actual service cost and allocated costs associated with other components of post-retirement expense based on the Businesses’ accumulated projected benefit obligation relative to the total accumulated projected benefit obligation of the plans. Management of the Businesses believes this methodology is a reasonable basis of allocation.
For the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, the defined benefit pension expense and post-retirement expense allocated to the Businesses from Nortel for specifically identified Optical and Carrier Ethernet employees participating in Nortel pension and post-retirement plans was approximately $16, $8 and $17, respectively.
In addition, these combined financial statements reflect a portion of defined benefit pension expense and post-retirement expense related to employees that were not specifically identified to the Businesses but rather provided services to multiple Nortel businesses, including Optical and Carrier Ethernet. Total defined benefit pension expense and post-retirement expense recognized associated with these employees was $2 , $3 and $5 for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively. These costs were determined using a consistent methodology as described above and were allocated to the Businesses based on global revenue of the Businesses compared to total Nortel global revenue and management of the Businesses believes that such allocation is reasonable.
On July 17, 2009, the PBGC provided a notice to NNI that the PBGC had determined under the Employee Retirement Income Securities Act of 1974 (“ERISA”) that: (i) the Retirement Income Plan, a defined benefit pension plan sponsored by NNI, will be unable to pay benefits when due; (ii) under Section 4042(c) of ERISA, the Retirement Income Plan must be terminated in order to protect the interests of participants and to avoid any unreasonable increase in the liability of the PBGC insurance fund; and (iii) July 17, 2009 was to be established as the date of termination of the Retirement Income Plan. On the same date, the PBGC filed a complaint in the Middle District of Tennessee against NNI and the Retirement Plan Committee of the Nortel Networks Retirement Income Plan seeking to proceed with termination of the Retirement Income Plan though this was not served against Nortel. NNI worked to voluntarily assign trusteeship of the Retirement Income Plan to the PBGC and avoid further court involvement in the termination process.

On September 8, 2009, pursuant to an agreement between the PBGC and the Retirement Plan Committee, the Retirement Income Plan was terminated with a termination date of July 17, 2009, and the PBGC was appointed trustee of the plan. The PBGC withdrew the complaint it had filed in the Middle District of Tennessee. As a result of the PBCG termination, the Businesses recorded the impacts of the settlement in accordance with FASB ASC 715-30 “Defined Benefit Plans—Pension”. A settlement gain of $2 was recorded to earnings of the Businesses in the third quarter of 2009 in reorganization items. Nortel allocated the settlement gain based on the Businesses’ projected benefit obligation relative to the total projected benefit obligation of the plans. Management of the Businesses believes this methodology is a reasonable basis of allocation.
The PBGC has filed a proof of claim against NNI and each of the Debtors in the Chapter 11 proceedings for the unfunded benefit liabilities of the Pension Plan in the amount of $593. The PBGC has also filed unliquidated claims for contributions necessary to satisfy the minimum funding standards, a claim for insurance premiums, interest and penalties, and a claim for shortfall and amortization charges. Under ERISA, the PBGC may have the ability to impose certain claims and liens on NNI and certain NNI subsidiaries and affiliates (including liens on assets of certain Nortel entities not subject to the Creditor Protection Proceedings). Nortel has recorded a liability of $334 representing Nortel’s current best estimate of the probable claim amount in accordance with ASC 852 in relation to these claims. To the extent that information available in the future indicates a difference from the recognized amounts, the provision will be adjusted. The Businesses recorded an expense of $6 representing its portion of the current best estimate of the probable claim amount in accordance with ASC 852 in relation to these claims. Nortel allocated the expense based on the Businesses’ projected benefit obligation relative to the total projected benefit obligation of the plans. Management of the Businesses believes this methodology is a reasonable basis of allocation.
Defined Contribution Plans
Certain employees of the Businesses participate in Nortel’s defined contribution plans. Based on the specific program in which the employee is enrolled, Nortel matches a percentage of the employee’s contributions up to a certain limit. In certain other defined contribution plans, Nortel contributes a fixed percentage of employees’ eligible earnings to a defined contribution plan arrangement. The aggregate cost of these investment plans was $11 and $16, $14 for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively.
12. Warranties
Product warranties
The following summarizes the accrual for product warranties that was recorded as part of other accrued liabilities in the combined balance sheets as of September 30, 2009 and December 31, 2008:

	September 30, 2009	December 31, 2008

Balance at the beginning of the period	$28	$30
Payments	(9)	(12)
Warranties issued	9	14
Revisions	(10)	(4)

Balance at the end of the period	$18	$28

13. Share-based compensation plans
Prior to the termination of the equity-based compensation plans as described below, certain employees of the Businesses participated in Nortel’s various share-based compensation plans. For purposes of these combined financial statements, all share-based compensation plans and related costs, whether equity or cash settled, are reflected in net parent investment on the basis that prior to the termination of the equity-based compensation plans, these costs were required to be settled by Nortel.
On February 27, 2009, Nortel obtained Canadian Court approval to terminate its equity-based compensation plans (2005 SIP, 1986 Plan and 2000 Plan) and certain equity-based compensation plans assumed in prior acquisitions, including all outstanding equity under these plans (stock options, SARs, RSUs and PSUs), whether vested or unvested. Nortel sought this approval given the decreased value of NNC common shares and the administrative and associated costs of maintaining the plans to itself as well as the plan participants. As a result of the cancellation of the plans, $13 of the remaining unrecognized compensation cost for unvested awards has been recognized as compensation cost in the nine months ended September 30, 2009, in addition to expense of $1 attributable to share-based compensation cost incurred in the normal course.

Prior to 2006, Nortel granted options to employees to purchase common shares under two existing stock option plans, the 2000 Plan and the 1986 Plan. Under these two plans, options to purchase common shares could be granted to employees and, under the 2000 Plan, options could also be granted to directors of Nortel. The options under both plans entitled the holders to purchase one common share at a subscription price of not less than 100% (as defined under the applicable plan) of the market value on the effective date of the grant. Subscription prices are stated and payable in U.S. Dollars for U.S. options and in Canadian Dollars for Canadian options. Options granted prior to 2003 generally vested 33-1/3% each year over a three-year period on the anniversary date of the grant. Commencing in 2003, options granted generally vested 25% each year over a four-year period on the anniversary of the date of grant. The term of an option could not exceed ten years.
In 2005, Nortel’s shareholders approved the 2005 SIP, a share-based compensation plan, which permitted grants of stock options, including incentive stock options, SARs, RSUs and PSUs to employees of Nortel and its subsidiaries, including Enterprise and Government Solutions. Nortel generally met its obligations under the 2005 SIP by issuing its common shares. On November 6, 2006, the 2005 SIP was amended and restated effective as of December 1, 2006, to adjust the number of common shares available for grant thereunder to reflect the 1 for 10 consolidation of issued and outstanding common shares. The subscription price for each share subject to an option could not be less than 100% of the market value (as defined under the 2005 SIP) of common shares on the date of the grant. Subscription prices have been stated and payable in U.S. Dollars for U.S. options and in Canadian Dollars for Canadian options. Options granted under the 2005 SIP generally vested 25% each year over a four-year period on the anniversary of the date of grant. Options granted under the 2005 SIP may not have become exercisable within the first year (except in the event of death), and in no case could the term of an option exceed ten years. All stock options granted have been classified as equity instruments based on the settlement provisions of the share-based compensation plans.
At the annual meeting of Nortel’s shareholders held on May 7, 2008 (“Meeting”), the following amendments to the 2005 SIP were approved by Nortel’s shareholders in accordance with the rules of the Toronto Stock Exchange (“TSX”) and New York Stock Exchange (“NYSE”) and the terms of the 2005 SIP: (i) an increase in the number of Nortel common shares issuable under the 2005 SIP; (ii) the addition of certain additional types of amendments to the 2005 SIP or awards under it requiring shareholder approval; and (iii) amendments to reflect current market practices with respect to blackout periods.
Stock Options
During the nine months ended September 30, 2009, there were no common shares issued pursuant to the exercise of stock options granted to employees of the Optical and Carrier Ethernet businesses. During the nine months ended September 30, 2009, no stock options were granted to employees of the Optical and Carrier Ethernet businesses under the 2005 SIP.
The tables set out below include grants made in prior periods to individual employees of the Businesses who are employed by legal entities that, commencing January 14, 2009, are accounted for by the equity method in Nortel’s consolidated financial statements. These entities are combined in these Optical and Carrier Ethernet combined financial statements.

The following is a summary of the total number of outstanding options for Optical and Carrier Ethernet Solutions employees under the 2005 SIP, the 2000 Plan, the 1986 Plan and assumed stock options plans and the maximum number of stock options available for grant under the 2005 SIP as of the following dates:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
	Outstanding	Average	Contractual	Intrinsic
	Options	Exercise	Life	Value
	(Thousands)	Price	(In Years)	(Thousands)

Balance at December 31, 2006	2,322	$83.15	5.9	$2,284.4
Options transferred out	(122)	$77.14
Options transferred in	5	$60.42
Granted options under all stock option plans	290	$25.47
Options exercised	(8)	$23.56		46.3
Options forfeited	(14)	$32.76
Options expired	(43)	$122.30

Balance at December 31, 2007	2,430	$85.88	5.5	$1.2
Options transferred out	(120)	$92.96
Options transferred in	134	$72.18
Granted options under all stock option plans	222	$8.30
Options exercised	—	$—
Options forfeited	(14)	$24.67
Options expired	(76)	$125.10
Options cancelled	—	$—

Balance at December 31, 2008	2,576	$66.34	5.2	$—
Options transferred out	(105)	$65.52
Options transferred in	108	$71.73
Granted options under all stock option plans	—	$—
Options exercised	—	$—
Options forfeited	(20)	$15.33
Options expired	(13)	$238.99
Options cancelled	(2,546)	$64.12

Balance at September 30, 2009	—	$—	—	$—

The following tables summarize information about stock options outstanding and exercisable for the Optical and Carrier Ethernet businesses’ employees as of December 31, 2008:

	Options Outstanding
		Weighted-
		Average
		Remaining	Weighted-	Aggregate
	Number	Contractual	Average	Intrinsic
	Outstanding	Life	Exercise	Value
Range of exercise prices	(thousands)	(in years)	Price	(thousands)

$0.00 – $20.20	385,691	8.4	$12.34	$—
$20.21 – $23.90	277,055	5.4	$22.59	$—
$23.91 – $27.80	519,314	7.4	$26.39	$—
$27.81 – $36.00	336,017	4.7	$29.92	$—
$36.01 – $52.00	20,419	3.2	$50.11	$—
$52.01 – $72.00	178,686	3.0	$66.02	$—
$72.01 – $80.00	242,073	3.9	$77.26	$—
$80.01 – $120.00	404,934	3.4	$90.73	$—
$120.01 – $180.00	10,231	0.3	$161.79	$—
$180.01 – $977.65	201,526	0.8	$328.39	$—

	2,575,946	5.2	$66.34	$—

Fully vested options and options expected to vest as of December 31, 2008	2,504,353	5.1	$67.76	$—

	Options Exercisable
			Weighted-
			Average
			Remaining	Weighted-	Aggregate
	Number		Contractual	Average	Intrinsic
	Exercisable		Life	Exercise	Value
Range of exercise prices	(thousands)		(in years)	Price	(thousands)

$0.00 – $20.20	79,198		7.2	$19.17	$—
$20.21 – $23.90	222,921		4.9	$22.92	$—
$23.91 – $27.80	250,719		7.0	$27.05	$—
$27.81 – $36.00	312,789		4.6	$29.84	$—
$36.01 – $52.00	20,419		3.2	$50.11	$—
$52.01 – $72.00	178,686		3.0	$66.02	$—
$72.01 – $80.00	242,073		3.9	$77.26	$—
$80.01 – $120.00	404,934		3.4	$90.73	$—
$120.01 – $180.00	10,231		0.3	$161.79	$—
$180.01 – $977.65	201,526		0.8	$328.39	$—

	1,923,496	(a)	4.1	$82.58	$—

(a)	Total number of exercisable options for the years ended December 31, 2008 and 2007 were 1,923 and 1,729, respectively.
The aggregate intrinsic value of outstanding and exercisable stock options provided in the preceding table represents the total pre-tax intrinsic value of outstanding and exercisable stock options based on Nortel’s closing share price of $0.26 as of December 31, 2008, the last trading day for Nortel’s common shares in 2008, which is assumed to be the price that would have been received by the stock option holders had all stock option holders exercised and sold their options on that date. The total number of in-the-money options exercisable as of December 31, 2008 was nil.
SARs
During the year ended December 31, 2008, no stand-alone SARs under the 2005 SIP were granted to employees of the Optical and Carrier Ethernet businesses. As of December 31, 2008, no tandem SARs had been granted under the 2005 SIP. As of December 31, 2008, no stand-alone SARs were outstanding under the 2005 SIP. During the period ended September 30, 2009, no stand-alone SARs were granted to employees of Optical and Carrier Ethernet under the 2005 SIP. As of September 30, 2009, no tandem SARs had been granted under the 2005 SIP. As of September 30, 2009, no stand-alone SARs were outstanding under the 2005 SIP.

RSUs
During the nine months ended September 30, 2009, no share based RSUs were granted to employees of the Optical and Carrier Ethernet businesses under the 2005 SIP. During the nine months ended September 30, 2009, there were no Nortel common shares issued to employees of the Optical and Carrier Ethernet businesses pursuant to the vesting of RSUs granted under the 2005 SIP.
The following is a summary of the total number of outstanding RSU awards granted to employees of the Optical and Carrier Ethernet businesses as of the following dates:

	RSU Awards
			Weighted
			Average
		Weighted-	Remaining
	Outstanding	Average	Contractual
	RSU Awards (c)	Grant Date	Life
	(Thousands)	Fair Value (a)	(In Years)

Balance at December 31, 2006	43	$24.31	2.2
Awards transferred out	(2)	$21.20
Awards transferred in	—	$—
Granted RSU awards	134	$25.47
Awards settled (b)	(16)	$25.44
Awards forfeited	(1)	$25.82
Awards expired	—	$—

Balance at December 31, 2007	158	$25.21	2.1
Awards transferred out	(5)	$24.19
Awards transferred in	11	$24.56
Granted RSU awards	253	$7.99
Awards settled (b)	(62)	$25.46
Awards forfeited	(7)	$15.63
Awards expired	—	$—
Awards cancelled	(2)	$8.05

Balance as of December 31, 2008	346	$12.89	1.9
Awards transferred out	(6)	$17.67
Awards transferred in	13	$13.04
Granted RSU awards	—	$—
Awards settled (b)	—	$—
Awards forfeited	(11)	$12.57
Awards expired	—	$—
Awards cancelled	(342)	$12.82

Balance as of September 30, 2009	—	$—	—

(a)	RSU awards do not have an exercise price; therefore grant date weighted-average fair value has been calculated. The grant date fair value for the RSU awards is the share price on the date of grant.

(b)	The total settlement date fair value of RSUs under the 2005 SIP settled during the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007 were nil.

(c)	Does not include cash-settled RSU awards granted by Nortel.

PSUs
PSU-rTSRs
During the nine months ended September 30, 2009, no share based PSU-rTSRs were granted to employees of Optical and Carrier Ethernet under the 2005 SIP. During the period ended September 30, 2009, there were no PSU-rTSRs that vested under the 2005 SIP.
The following is a summary of the total number of outstanding PSU-rTSR awards granted to employees of the Optical and Carrier Ethernet businesses as of the following dates:

PSU-rTSR Awards
Weighted
Average
		Weighted-	Remaining
	Outstanding	Average	Contractual
	PSU-rTSR Awards (b)	Grant Date	Life
	(Thousands)	Fair Value (a)	(In Years)

Balance at December 31, 2006	11	$22.68	2.0
Awards transferred out	—	$—
Granted PSU-rTSR awards	17	$21.69
Awards settled	—	$—
Awards forfeited	—	$—
Awards expired	—	$—

Balance at December 31, 2007	28	$22.08	1.6
Awards transferred out	—	$—
Granted PSU-rTSR awards	27	$6.92
Awards settled	—	$—
Awards forfeited	(6)	$22.15
Awards expired	—	$—

Balance at December 31, 2008	49	$13.84	1.4
Awards transferred out	—	$—
Granted PSU-rTSR awards	—	$—
Awards settled	—	$—
Awards forfeited	(49)	$13.84
Awards expired	—	$—
Awards cancelled	—	$—

Balance at September 30, 2009	—	$—	—

(a)
PSU-rTSR awards do not have an exercise price therefore grant date weighted-average fair value has been calculated. The grant date fair value for the PSU-rTSR awards was determined using a Monte Carlo simulation model. The number of PSU-rTSR awards expected to vest is based on the grant date Monte Carlo simulation model until actual vesting results are known.

(b)	Does not include cash-settled PSU- rTSR awards granted by Nortel

PSU-Management OMs
During the nine months ended September 30, 2009, no share-based PSU-Management OMs were granted to employees of Optical and Carrier Ethernet businesses under the 2005 SIP.
The following is a summary of the total number of outstanding PSU-Management OMs granted to the Optical and Carrier Ethernet businesses’ employees as of the following dates:

PSU-Management OM
	Outstanding		Weighted-
	PSU-Management	Weighted-	Average
	OM	Average	Contractual
	Awards	Grant Date	Life
	(Thousands) (a)	Fair Value	(In Years)

Balance as of December 31, 2007	—	$—	—
Granted PSU-Management OMs Awards	68	$8.06	—
Awards settled	—	$—	—
Awards forfeited	—	$—	—
Awards expired	—	$—	—

Balance as of December 31, 2008	68	$8.06	2.0
Granted PSU-Management OMs Awards	—	$—
Awards settled	—	$—
Awards forfeited	(4)	$8.06
Awards expired	—	$—
Awards cancelled	(64)	$8.06

Balance as of September 30, 2009	—	$—	—

Employee stock purchase plans
The ESPPs were designed to have four offering periods each year, with each offering period beginning on the first day of each calendar quarter. Eligible employees were permitted to have up to 10% of their eligible compensation deducted from their pay during each offering period to contribute towards the purchase of Nortel common shares. Nortel common shares were purchased on behalf of plan participants in the open market on either the NYSE or TSX for delivery to participating employees. The purchase price per common share to participating employees was effectively equal to 85% of the prices at which common shares were purchased on the TSX for Canadian participants and on the NYSE for all other participants on the purchase date.
The following amendments to the ESPPs were approved by Nortel’s shareholders at the Meeting: (i) an increase in the number of Nortel common shares available for purchase under the ESPPs; (ii) amendments to the ESPPs to permit participation by certain employees of Nortel, its participating subsidiaries and designated affiliate companies who previously were excluded from participating; and (iii) approval of the amended U.S. plan in order to qualify for special tax treatment under Section 423 of the United States Internal Revenue Code.
The ESPPs were terminated effective December 12, 2008. There were no further purchases of Nortel common shares under the ESPPs. Any payment deductions made for the purchase period that began on October 1, 2008 (originally scheduled to end December 31, 2008) were returned to employees, and no additional employee payroll deductions were accepted effective December 12, 2008.
Total expense associated with the ESPPs was allocated to the Optical and Carrier Ethernet businesses based on active headcount of the Businesses as a percentage of total Nortel headcount. Total ESPP expense recognized in these combined financial statements was nil for the nine months ended September 30, 2009 and for the years ended December 31, 2008 and 2007, respectively.

Share-based compensation
Share-based compensation recorded during the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007 was as follows:

	Nine months ended	Years ended December 31,
	September 30, 2009	2008	2007

Share-based compensation:
Options	$4	$7	$6
RSUs	3	2	1
PSU — rTSRs	—	—	—
PSU — Management OMs	—	—	—

Total share-based compensation expense	$7	$9	$7

On March 29, 2005, the SEC issued SAB No. 107 (“SAB 107”), which provides the Staff’s views on a variety of matters relating to stock-based payments. SAB 107 requires stock-based compensation to be classified in the same expense line items as cash compensation.
In addition to share-based compensation set out above which is attributable to employees of the Optical and Carrier Ethernet businesses, the Businesses recognized an allocation of stock-based compensation expense related to employees that provide services to multiple Nortel businesses of $7, $1 and $5 for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively.
The Businesses estimate the fair value of stock options and SARs using the Black-Scholes-Merton option-pricing model, consistent with the provisions of SFAS 123R and SAB 107 which are now codified as ASC 718. The key input assumptions used to estimate the fair value of stock options and SARs include the grant price of the award, the expected term of the award, the volatility of Nortel common shares, the risk-free interest rate and Nortel’s dividend yield. The Businesses believe that the Black-Scholes-Merton option-pricing model adequately captures the substantive features of the option and SAR awards and is appropriate to calculate the fair values of the options and SARs.
The following ranges of assumptions were used in computing the fair value of stock options and SARs for accounting purposes, for the years ended December 31, 2008 and 2007 (there were no share-based compensation awards granted during the nine months ended September 30, 2009):

Years ended December 31,
	2008	2007

Black-Scholes Merton assumptions
Expected dividend yield	0.00%	0.00%
Expected volatility (a)	44.21% – 74.28%	41.39% – 53.56%
Risk-free interest rate (b)	1.55% – 3.33%	3.07% – 4.92%
Expected term of options in years (c)	2.64 – 4.5	3.39 – 4.00

Range of fair value per option granted	$0.38 – $3.78	$7.89 – $11.86

Range of fair value per SAR granted	$.002 – $3.13	$2.41 – $10.92

(a)	The expected volatility of Nortel common shares is estimated using the daily historical share prices over a period equal to the expected term.

(b)	The Businesses used the five-year U.S. government Treasury Note rate to approximate the four-year risk free rate.

(c)	The expected term of the stock options is estimated based on historical grants with similar vesting periods.

The fair value of all RSUs and PSU-Management OMs granted after January 1, 2008 was calculated using the closing share price from the NYSE on the date of grant. For RSU awards granted before January 1, 2008, the fair value is calculated using an average of the high and low share prices from the highest trading value of either the NYSE or TSX on the date of the grant. There were no PSU-Management OMs granted before January 1, 2008. The Businesses estimated the fair value of PSU-rTSR awards using a Monte Carlo simulation model. Certain assumptions used in the model include (but are not limited to) the following:

	Years ended December 31,
	2008	2007

Monte Carlo Assumptions
Beta (range)	N/A	1.20 – 1.88
Risk-free interest rate (range) (a)	1.64% – 2.50%	3.37% – 4.66%
Historical volatility (b)	43.96% – 46.88%	5.00%

(a)	The risk-free interest rate used was the three-year U.S. government treasury bill rate.

(b)	In the prior year Beta was used as one of the Monte Carlo assumptions. In 2008, the Businesses switched to 3 year historical volatility which matches the expected term of PSUs-rTSRs.
The total income tax benefit recognized in the statements of operations for share-based compensation awards was nil for each of the periods ended September 30, 2009 and December 31, 2008 and 2007.
Cash received from exercises under all share-based payment arrangements was nil for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007. Tax benefits realized by the Businesses related to these exercises were nil for each of the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007.
14. Related party transactions
In the ordinary course of business, the Businesses engage in transactions with certain related parties. These transactions are sales and purchases of goods and services under usual trade terms and are measured at their exchange amounts.
The Businesses receive services and support functions from Nortel for the following functions among others: information technology, legal services, accounting and finance services, human resources, marketing and product support, product development, customer support, treasury, facility and other corporate and infrastructural services. The costs associated with these services generally include employee related costs, including payroll and benefit costs as well as overhead costs related to the support functions. Functional costs are charged to the Businesses based on utilization measures including, but not limited to, headcount. Where determinations based on utilization are impracticable, Nortel uses other methods and criteria such as global revenue, U.S. revenue, advertising and sales promotion spending, warehousing and delivery spending, and capital spending; that are believed to be reasonable estimates of costs attributable to the Businesses. All such amounts have been deemed to have been paid by the Businesses to Nortel in the period in which the costs were recorded. Total allocated expenses, including the employee benefits and share-based compensation for shared employees as discussed in Notes 11 and 13 and rental expense for shared assets as discussed in Note 15, recorded in these combined financial statements were as follows:

	Nine months ended	Years ended December 31,
	September 30, 2009	2008	2007

Cost of revenues	$41	$48	$49
Selling, general and administrative expenses	50	80	83
Research and development expenses	19	36	28
Amortization of intangible assets	1	1	2
Special charges	—	17	19
Reorganization items	49	—	—

Total allocated expenses	$160	$182	$181

In addition, as discussed in Note 1, Nortel uses a centralized approach for cash management and to finance its operations. During the periods covered by these combined financial statements, cash deposits were remitted to Nortel on a regular basis and are reflected within net parent investment in invested equity in the combined balance sheets. Similarly, the Businesses’ cash disbursements were funded through Nortel’s cash accounts.

Transactions with other related parties for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007 are summarized as follows:

	Nine months ended	Years ended December 31,
	September 30, 2009	2008	2007

Revenues:
LGN (a)	$13	$30	$28

Total	$13	$30	$28

(a)	LGN is a joint venture of LG Electronics and Nortel. LGN provides telecommunications equipment and network solutions to service provider and enterprise customers in Korea and around the world.
For purposes of these combined financial statements, accounts receivable balances due from LGN have been included in net parent investment. As of September 30, 2009 and December 31, 2008, accounts receivable from other related parties were nil. As of September 30, 2009 and December 31, 2008, accounts payable to related parties were nil.
The Businesses also enter into transactions with third parties jointly with other business units of Nortel. These transactions are not considered to be related party transactions and the Businesses’ share of the revenues and expenses are included in these combined financial statements.
15. Commitments, guarantees and contingencies
Bid, performance-related and other bonds
Nortel has entered into bid, performance-related and other bonds associated with various contracts related to the Businesses. Bid bonds generally have a term of less than twelve months, depending on the length of the bid period for the applicable contract. Other bonds primarily relate to warranty, rental, real estate and customs contracts. Performance-related and other bonds generally have a term consistent with the term of the underlying contract. The various contracts to which these bonds apply generally have terms ranging from one to five years. Any potential payments which might become due under these bonds would be related to the Businesses’ non-performance under the applicable contract. Historically, the Businesses have not made material payments under these types of bonds and do not anticipate that they will be required to make such payments during the pendency of the Creditor Protection Proceedings.
The following table sets forth the maximum potential amount of future payments under bid, performance-related and other bonds, as of September 30, 2009 and December 31, 2008:

	September 30, 2009	December 31, 2008
Bid and performance-related bonds (a)	$4	$14
Other bonds (b)	14	23

Total bid, performance-related and other bonds	$18	$37

(a)	Bid and performance related bonds are net of restricted cash of nil.

(b)	Other bonds are net of restricted cash of nil.
Purchase commitments
The Businesses have entered into purchase commitments with certain suppliers under which it commits to buy a minimum amount or percentage of designated products or services in exchange for price guarantees or similar concessions. In certain of these agreements, the Businesses may be required to acquire and pay for such products or services up to the prescribed minimum or forecasted purchases. As of September 30, 2009, the Businesses had aggregate purchase commitments of nil, primarily related to commitments expected to be made in 2010. In accordance with the agreements with certain of its inventory suppliers, the Businesses record a liability for firm, non-cancelable, and unconditional purchase commitments for quantities purchased in excess of future demand forecasts.

There are no material expected purchase commitments as of September 30, 2009 to be made over the next several years.
Purchase commitment amounts paid by the Businesses during the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007 were nil , $2 and $1, respectively.
Operating leases
As of September 30, 2009, there are no future minimum payments under direct operating leases that are specifically related to the Businesses.
Rental expense on operating leases that are specifically related to the Businesses for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, net of applicable sublease income, amounted to $28, $47 and $48, respectively. In addition, these combined financial statements reflect rental charges for the Businesses usage of shared Nortel assets in the amount of $4, $13 and $13 for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively.
Concentrations of risk
The Businesses perform ongoing credit evaluations of its customers and, with the exception of certain financing transactions, does not require collateral from its customers. The Businesses’ global market presence has resulted in a large number of diverse customers which reduces concentrations of credit risk.
The Businesses receive certain of its components from sole suppliers. Additionally, the Businesses rely on a limited number of contract manufacturers and suppliers to provide manufacturing services for its products. The inability of a contract manufacturer or supplier to fulfill supply requirements of the Businesses could materially impact future operating results.
Guarantees
Nortel has entered into guarantees that meet the definition of a guarantee under FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Other” (“FIN 45”) which is now codified as ASC 460-10. These arrangements create two types of obligations for Nortel:
(i)
Nortel has a non-contingent and immediate obligation to stand ready to make payments if certain future triggering events occur. For certain guarantees, a liability is recognized for the stand ready obligation at the inception of the guarantee; and

(ii)
Nortel has an obligation to make future payments if those certain future triggering events do occur. A liability is recognized when (a) it becomes probable that one or more future events will occur triggering the requirement to make payments under the guarantee and (b) when the payment can be reasonably estimated.

These guarantees require it make payments (either in cash, financial instruments, NNC common shares or through the provision of services) to a third party that will be triggered as a result of changes in an underlying economic characteristic (such as interest rates or market value) that is related to an asset, liability or an equity security of the guaranteed party or a third party’s failure to perform under a specific agreement. Included within Nortel’s guarantees are agreements Nortel has periodically entered into with customers and suppliers that include intellectual property indemnification obligations that are customary in the industry. These agreements generally require Nortel to compensate the other party for certain damages and costs incurred as a result of third party intellectual property claims arising from these transactions. These types of guarantees typically have indefinite terms; however, under some agreements, Nortel has provided specific terms extending to February 2011. As of September 30, 2009, Nortel has not made any payments to settle such claims and does not expect to do so in the future. The nature of such guarantees and indemnification agreements generally prevent Nortel from making a reasonable estimate of the maximum potential amount it could be required to pay under such agreements. The carrying value of the Businesses’ liability for its obligations under Nortel’s guarantees at September 30, 2009 and December 31, 2008 is nil and nil, respectively, in these combined financial statements.
Creditor Protection Proceedings
Generally, as a result of the Creditor Protection Proceedings, as outlined in Note 2, all actions to enforce or otherwise effect payment or repayment of liabilities of any Debtor preceding the Petition Date, as well as pending litigation against any Debtor, are stayed as of the Petition Date. Absent further order of the applicable courts and subject to certain exceptions, no party may take any action to recover on pre-petition claims against any Debtor.

16. Liabilities subject to compromise
As described in Note 2, as a result of the Creditor Protection Proceedings, pre-petition liabilities may be subject to compromise or other treatment and generally, actions to enforce or otherwise effect payment of pre-petition liabilities are stayed. Although pre-petition claims are generally stayed, under the Creditor Protection Proceedings, the Debtors are permitted to undertake certain actions designed to stabilize the Debtors’ operations including, among other things, payment of employee wages and benefits, maintenance of Nortel’s cash management system, satisfaction of customer obligations, payments to suppliers for goods and services received after the Petition Date and retention of professionals. The Debtors have been paying and intend to continue to pay undisputed post-petition claims in the ordinary course of business. As further described in Note 2, under the Creditor Protection Proceedings, the Debtors have certain rights, which vary by jurisdiction, to reject, repudiate or no longer continue to perform various types of contracts or arrangements. Damages resulting from rejecting, repudiating or no longer continuing to perform a contract or arrangement are treated as general unsecured claims and will be classified as liabilities subject to compromise.
Pre-Petition Date liabilities of the Debtors that are subject to compromise are reported at the claim amounts expected to be allowed, even if they may be settled for lesser amounts. The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on actions of the applicable courts, further developments with respect to disputed claims, determinations of the secured status of certain claims, if any, the values of any collateral securing such claims, or other events.
Liabilities subject to compromise as of September 30, 2009 consist of the following:

Trade and other accounts payable	$103
Restructuring liabilities	9
Other accrued liabilities	7

Total liabilities subject to compromise	$119

17. Subsequent events
The Company has evaluated subsequent events up to February 11, 2010 in accordance with ASC 855 and such events are disclosed herein.